AMERICAN STORES COMPANY
               709 East South Temple, Salt Lake City, Utah 84102
                P.O. Box 27447, Salt Lake City, Utah 84127-0447


                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Stores Company, a Delaware corporation, will be held at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah on Tuesday, June 17, 1997 at 10:00 a.m., local time, for the following purposes:

     1.   To elect eleven Directors of the Company;

     2. To amend Article THIRD of the Company's Restated Certificate of Incorporation to permit the Company to engage in any lawful business;

     3. To amend Article FOURTH of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 325,000,000 to 700,000,000;

     4. To approve the American Stores Company Key Management Annual Incentive Plan;

     5. To approve the American Stores Company 1997 Stock Option and Stock Award Plan;

     6. To approve the American Stores Company 1997 Stock Plan for Non-Employee Directors;

     7. To ratify the appointment of Ernst & Young as independent certified public accountants for fiscal year 1997; and

     8. To transact such other business as may properly come before the meeting

     Only shareholders of record at the close of business on April 25, 1997 will be entitled to notice of and to vote at the meeting and at any postponements or adjournments thereof.

     You are cordially invited to attend the Annual Meeting. No admission ticket or other credentials will be necessary. Whether or not you plan to attend the meeting, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, HAS BEEN PROVIDED FOR YOUR USE.

                                        JACK LUNT
                                        Secretary

May 2, 1997


                            AMERICAN STORES COMPANY
               709 EAST SOUTH TEMPLE, SALT LAKE CITY, UTAH 84102
                P.O. BOX 27447, SALT LAKE CITY, UTAH 84127-0447


                                PROXY STATEMENT

     The solicitation of the proxy enclosed with this statement is made by and on behalf of the Board of Directors of American Stores Company (the `Company'') for use at the 1997 Annual Meeting of Shareholders of the Company to be held on Tuesday, June 17, 1997 at 10:00 a.m. local time, at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah and at any postponements or adjournments thereof. It is anticipated that this Proxy Statement, together with the form of proxy and the Company's 1996 Annual Report to Shareholders, will first be mailed on or about May 2, 1997. Each holder of record of shares of the Company's common stock, par value $1.00 per share (the `Common Stock''), on April 25, 1997, the record date, is entitled to one vote for each share so held. The number of outstanding shares of Common Stock of the Company as of the
record date is                   .  A complete list of the shareholders entitled
               -----------------
to vote at the Annual Meeting will be available for inspection by any shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company's corporate headquarters located at 709 East South Temple, Salt Lake City, Utah. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Shares represented by properly executed proxies in the accompanying form will be voted as directed. If no direction is given, proxies will be voted FOR the Election of Directors, FOR the amendments to the Company's Restated Certificate of Incorporation, FOR the approval of the American Stores Company Key Management Annual Incentive Plan, FOR the approval of the American Stores Company 1997 Stock Option and Stock Award Plan, FOR the approval of the American Stores Company 1997 Stock Plan for Non-Employee Directors, and FOR the ratification of the appointment of Ernst & Young as Independent Certified Public Accountants.

PROPOSAL 1 - ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Company provides for a Board of not less than 5 nor more than 20 directors, the exact number to be fixed by the Board of Directors. The Board has fixed that number at eleven, effective June 17, 1997. Eleven directors are to be elected at the 1997 Annual Meeting for terms of one year. All of the nominees are currently directors of the Company. Directors are elected by plurality vote. Proxies will be voted in favor of the election of each of the nominees named below unless otherwise directed. If any of the nominees should be unable to serve, proxies will be voted for such person, if any, as may be designated by the Board of Directors to fill any such vacancy. The information provided below for each nominee for election as a director is provided as of April 1, 1997.

INFORMATION REGARDING THE NOMINEES STANDING FOR ELECTION IN 1997

                                                                                        Director
Name                     Principal Occupation and Other Information              Age       Since

Pamela G. Bailey         Chief Executive Officer of The Healthcare                48        1997
                         Leadership Council since 1990.  President
                         of the National Committee for Quality Health
                         Care from February 1987 to January 1997.

Henry I. Bryant          Managing Director, Southern Region in the                54        1992
                         Corporate Finance Unit of J. P. Morgan & Co.
                         Incorporated, an investment banking firm, since
                         August 1994; prior thereto, Managing Director
                         Financial Institutions Group from July 1992;
                         prior thereto, Managing Director, Corporate
                         Finance, Western Region for more than five years. (1)

Arden B. Engebretsen     Chairman of the Board of Herpak Limited,                 65        1988
                         an international financial consulting firm,
                         since January 1991.  Partner in the law firm of
                         Morris, James, Hitchens & Williams since October
                         1994. Director of Mellon Bank Delaware.  Member,
                         National Advisory Council, University of Utah.

James B. Fisher          Retired.  Former  President  and Director  of            65        1988
                         J. G. Boswell Company, an agricultural production,
                         processing and marketing company, from 1980 to
                         September 1984.
Fernando R. Gumucio      Owner and President of The Lafayette Group,              62        1991
                         a management consulting company, since 1993.
                         Chairman of the Board and Chief Executive Officer
                         of Del Monte USA from 1987 to 1988 and President
                         from 1985 to 1987.  Director of Basic Vegetable
                         Products Corporation.

Leon G. Harmon           Retired.  Former President and Chief Executive           71        1982
                         Officer of First Interstate Bank of Utah, N. A.
                         from July 1981 to October 1987.

Victor L. Lund           Chairman of the Board of the Company since               49        1988
                         June 1995 and Chief Executive Officer since August
                         1992; President from August 1992 to June 1995.

John E. Masline          Retired.  Former Partner,  Ernst  & Young                69        1988
                         from 1967 to October 1986.

Barbara Scott Preiskel   Retired.  Former Senior Vice  President  and             72        1985
                         General Counsel of the Motion Picture Association
                         of America, a trade association, from 1977 to March
                         1983.  Director of General Electric Company,
                         Massachusetts Mutual Life Insurance Co., Textron,
                         Inc. and The Washington Post Co.

J. L. Scott              Retired.  Former Co-Chief Executive Officer              67        1987
                         of the Company from March 1992 to August 1992 and
                         President from September 1990 to August 1992.  Chief
                         Executive Officer from February 1989 to March 1992;
                         Vice Chairman of the Board of the Company from
                         September 1987 to June 1990.  Director of TJ
                         International.
Arthur K. Smith          Chancellor of the University of Houston System           59        1992
                         and President of the University of Houston main
                         campus since April 1997.  President of the University
                         of Utah from August 1991 through March 1997.
                         Director of First Security Corp.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.



FOOTNOTES TO THE FOREGOING INFORMATION REGARDING
NOMINEES FOR DIRECTOR OF THE COMPANY


(1) Mr. Henry I. Bryant is the Managing Director of the Southern Region in the Corporate Finance unit of J. P. Morgan & Co. Incorporated (`J. P. Morgan''), which provides investment banking services to the Company from time to time. In April 1997, J. P. Morgan Securities Inc. and J. P. Morgan Securities Ltd., affiliates of J. P. Morgan, acted as co-managing domestic and international underwriters, respectively, of a secondary offering of 15,407,910 shares of the Company's Common Stock sold by certain selling shareholders and 2,311,186 shares by the Company pursuant to the over-allotment option. Morgan received customary underwriters fees in connection with the offering, which were paid by the Company. In March 1997, the Company entered into a $2.0 billion revolving credit facility (the `Credit Facility') with a group of commercial banks, including Morgan Guaranty Trust Company of New York (`Morgan''), a wholly-owned subsidiary of J. P. Morgan, as agent bank and a lender under the Credit Facility. Under the Credit Facility, Morgan receives a quarterly fee for acting as agent bank, and facility and interest payments on the same terms as other participating lenders. In March 1997, the Company also reactivated its commercial paper program for which Morgan will act as one of four dealers and will receive compensation on the same terms as the other dealers. During the 1996 fiscal year, J. P. Morgan Securities Inc. acted as an underwriter of $350 million of the Company's 8% Debentures, for which the Company paid customary fees. On July 8, 1996, in connection with the prepayment of a foreign currency loan, the Company entered into a transaction with Morgan to unwind an Interest Rate and Currency Exchange Agreement. Morgan was selected for the transaction through a competitive bidding process. On June 26, 1996, the Company engaged J. P. Morgan Securities Inc. to provide financial advisory services to the Company on a continuing basis for which it agreed to pay an initial fee of $150,000 and monthly fees in the amount of $50,000 per month. The arrangement was terminated in April 1997 following completion of the secondary offering.

BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth, as of February 1, 1997, the number of shares of the Company's Common Stock owned by the nominees for director, the five executive officers named in the Summary Compensation Table on page hereof, and by all executive officers and directors as a group. No other person or entity was known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of such date.

                                                   Number of Percent of Shares
                                         Shares Beneficially      Beneficially
Name (1)                                                 (2)         Owned (3)

Pamela G. Bailey                                           0                 0
Teresa Beck                                           66,041                 *
Henry I. Bryant                                        3,000                 *
Arden B. Engebretsen                                  27,200                 *
James B. Fisher                                       23,936                 *
Fernando R. Gumucio                                   20,400                 *
Leon G. Harmon                                        40,400                 *
Robert P. Hermanns                                    80,008                 *
Victor L. Lund                                       510,570                 *
David L. Maher                                       259,715                 *
John E. Masline                                       24,000                 *
Barbara Scott Preiskel                                21,400                 *
Martin A. Scholtens                                   68,248                 *
J. L. Scott                                           71,374                 *
Arthur K. Smith                                       20,000                 *
All Directors and exective officers
as a group (23 persons)                            1,648,430              1.1%

*    Does not exceed one percent of the outstanding shares.

(1) Correspondence to all officers and directors of the Company may be mailed to 709 East South Temple, Salt Lake City, Utah 84102.

(2) These totals include, pursuant to rules of the Securities and Exchange Commission (the `SEC''), shares as to which sole or shared voting power or dispositive power is possessed. These totals also include: (i) the indicated number of shares of Common Stock which such persons have the right to acquire through stock options exercisable within 60 days: Ms. Beck - 0; Mr. Hermanns - 0; Mr. Lund -0; Mr. Maher - 0; Mr. Scholtens - 0; all directors and executive officers as a group (23 persons) - 8,000; and (ii) the following number of shares of Common Stock that could be allocated to the American Stores Retirement Estates accounts of such persons for voting purposes on December 31, 1996: Ms. Beck - 5,859; Mr. Hermanns - 0; Mr. Lund - 0; Mr. Maher - 11,143; Mr. Scholtens - 0; all directors and executive officers as a group (23 persons) - 78,613.

(3) On February 1, 1997, there were 145,914,641 shares of Common Stock issued and outstanding.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the `Exchange Act''), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-ten-percent holders are required to furnish the Company with copies of all forms filed by them. To the Company's knowledge, based solely on the Company's review of copies of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the fiscal year ended February 1, 1997, its officers, directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16 of the Exchange Act complied with the applicable filing requirements of Section 16(a).

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company held a total of 14 meetings during fiscal year 1996. The Board had as standing committees on April 1, 1997, an Audit Committee, a Compensation and Stock Option Committee, and a Nominating Committee. During fiscal year 1996, no director attended less than 75% of the aggregate number of meetings of the Board of Directors and Committees on which he or she served.

     The Audit Committee is composed of eight non-employee directors. It recommends to the Board the selection of the independent certified public accountants for the Company, subject to ratification by the shareholders at the Annual Meeting; reviews the audit activities of the independent certified public accountants and the Company's internal audit staff, the scope of non-audit functions to be performed by the independent certified public accountants and the financial and accounting control policies and practices of the Company; reviews certain related party transactions; and periodically meets with the independent certified public accountants, internal audit staff and management. There were four Audit Committee meetings held in fiscal year 1996. Its current members are: John E. Masline (Chairman), Henry I. Bryant, Louis H. Callister, Arden B. Engebretsen, James B. Fisher, Fernando R. Gumucio, Donald B. Holbrook, and J. L. Scott.

     The Compensation and Stock Option Committee is composed of five non-employee directors. It is responsible for administering the Company's Board and shareholder approved compensation plans and for setting compensation of officers and directors. Eight meetings of the Compensation and Stock Option Committee were held in fiscal year 1996. Its current members are: Leon G. Harmon (Chairman), Louis H. Callister, Arden B. Engebretsen, James B. Fisher, and Barbara S. Preiskel.

     The Nominating Committee is composed of seven non-employee directors. This Committee recommends persons to the Board of Directors to be nominated for Committee membership and for election to the Board of Directors. In fulfilling this responsibility, the Nominating Committee will consider recommendations received from shareholders and other qualified sources. Shareholder recommendations must be in writing and addressed to the Chairman of the Nominating Committee, c/o Corporate Secretary, American Stores Company, P.O. Box 27447, Salt Lake City, UT 84127-0447. If a shareholder intends to make a nomination at an Annual Meeting, the by-laws of the Company require that the shareholder provide advance notice to the Company, the procedure for which is described in the section titled `Shareholders' Proposals for the 1998 Annual
Meeting on page     hereof.  The Nominating Committee held six meetings during the 1996 fiscal year. The members of the Nominating Committee are: Barbara S. Preiskel (Chairman), Louis H. Callister, James B. Fisher, Fernando R. Gumucio, Leon G. Harmon, John E. Masline, and Arthur K. Smith.

     The Executive Committee held three meetings in fiscal year 1996 before it was dissolved on June 24, 1996. The members of the Executive Committee were Leon G. Harmon (Chairman), Victor L. Lund, Michael T. Miller, L. Tom Perry, Don
L. Skaggs, and L. S. Skaggs. Louis H. Callister and Arthur K. Smith served as alternate members of the Executive Committee.

     In addition to the foregoing Committees of the Board of Directors, the Company has a Benefit Plans Committee composed of one employee director (Victor
L. Lund) and five members of management. The members of the Committee are appointed by the Board of Directors. This Committee is responsible for the administration, funding, investment of assets, interpretation and management of all benefit plans of the Company other than its stock purchase and stock option plans and the annual and LTIP bonus plans. The Benefit Plans Committee held five meetings in fiscal year 1996.

     The Investment Management Subcommittee of the Benefit Plans Committee is composed of four directors, three members of management and five other individuals. This Subcommittee acts as an advisor to the Benefit Plans Committee on matters relating to benefit plan fund structure, asset allocation, investment manager selection and evaluation of investment manager performance. The Subcommittee has authority to make recommendations to the Benefit Plans Committee. The Investment Management Subcommittee held three meetings in fiscal year 1996, one of which was by telephone conference. The following directors are current members of the Committee: Leon G. Harmon, Victor L. Lund, and John
E. Masline.


DIRECTORS' COMPENSATION

Fees

     Employee directors receive no additional compensation as directors. All other directors receive an annual retainer fee of $80,000, which is payable in quarterly installments. No fees are paid for attendance at Board and Committee meetings or for serving as a member of a Board Committee or as a Chairman of any Board Committee. As discussed under `Proposal 6 - Proposal to Approve the American Stores Company 1997 Stock Plan for Non-Employee Directors,''the annual retainer is proposed to be changed effective July 1, 1997. Non-employee members of the Investment Management Subcommittee of the Company are paid $7,000 for each meeting of that Subcommittee attended. No fees are paid to such members for meetings held by telephone conference.

Plans

     Directors who receive retainer fees are eligible to participate in a deferred compensation plan which permits each director to defer the compensation earned by the director for service on the Board and its Committees until the period subsequent to the termination of the director's service on the Board.
Any amounts so deferred earn interest during the period of the deferral at a stated fluctuating rate.

     Non-employee directors and their spouses are eligible and encouraged to participate in the Scripps Executive Health Program that is available to certain key executive officers of the Company and its subsidiaries. The program consists of a comprehensive physical evaluation, private consultations covering exercise, nutrition and stress management, and attendance at a seminar covering various topics. The frequency of the examination is generally based on the director's age. The cost of the examination, including travel and hotel expenses, is paid by the Company.

     On February 1, 1989 the Board adopted the American Stores Company Retirement Plan for Non-Employee Directors (the `NED Plan''). As discussed under `Proposal 6 - Proposal to Approve the American Stores Company 1997 Stock Plan for Non-Employee Directors,''it is proposed that the NED Plan be terminated effective July 1, 1997. Under the NED Plan, as amended, in order to be eligible for a retirement benefit, an individual must have served as a non-employee director of the Company for a full ten years. An eligible non-employee director who retires from the Board at or after age 65 is entitled to receive, for the remainder of his or her life, annual compensation equal to one-half of the annual retainer fee for non-employee directors in effect at the time of such director's retirement. An eligible non-employee director who retires from the Board prior to age 65 shall receive, upon attaining the age of 65, a retirement benefit equal to one-half of the actual annual retainer for non-employee directors in effect at the time of such director's retirement for the same number of years and months as the director served on the Board as a non-employee director. A retired non-employee director receiving payments under the NED Plan is considered a Director Emeritus, must remain available on a reasonable basis to consult with the Company and may not engage in any activity in competition with the Company. All benefit payments under the NED Plan terminate upon the death of the retired non-employee director. The NED Plan is administered by the Benefit Plans Committee of the Company.

     The Board of Directors Stock Purchase Incentive Plan (the `Director
Plan') was in effect from 1992 through March 21, 1995.  Under the Director
Plan, certain non-employee directors were granted rights to purchase up to 20,000 shares of the Company's Common Stock on a specified date at the average market price of the Common Stock on such date. Those Directors also received from the Company a full-recourse, interest-bearing loan for the entire purchase price of the Common Stock, and a deferred cash incentive award which is generally payable at the end of a five-year performance cycle. The maximum amount of the deferred award that can be earned is equal to the amount of the loan and accrued and unpaid interest. Any deferred award must be applied toward repayment of the loan. A description of the deferred cash incentive award under a similar plan for executive officers is included in the Compensation
Committee's report on executive compensation and can be found on page     of
                                                                      ---
this proxy statement. On June 16, 1992, the following directors each exercised purchase awards for 20,000 shares of the Company's Common Stock at a purchase price of $17.4375 per share and each received from the Company a loan with an interest rate of 7.04% in the amount of $348,750.00: Messrs. Callister, Engebretsen, Fisher, Gumucio, Harmon and Masline, and Mrs. Preiskel. On December 30, 1992, Messrs. Bryant and Smith exercised purchase awards at $21.78 per share and received loans with an interest rate of 6.15% in the indicated
amounts:   Mr. Bryant - 3,000 shares, $65,343.75; and Mr. Smith - 20,000 shares,
$435,625.00. As of February 1, 1997, the aggregate outstanding balance of loans made pursuant to the Director Plan was $3,717,177, which includes accrued and unpaid interest. The largest aggregate amount outstanding during the fiscal year was $3,722,352. At the end of the Company's 1996 fiscal year, each of the directors who was a participant in the Director Plan was vested in a service award equal to 30% of the outstanding loan balance, the dollar amount of which is as follows: Messrs. Callister, Engebretsen, Fisher, Gumucio, Harmon and Masline, and Mrs. Preiskel - $133,757; Mr. Bryant - $23,329; and Mr. Smith - $155,529. The loans have eight-year terms and accrue interest at the applicable federal rate (as determined by Section 1274(d) of the Internal Revenue Code of 1986, as amended) for eight-year loans on the purchase date, compounded annually. Interest on the loans is payable during the first five years at the rate of two percent per annum on the original principal amount of the loan (which rate was approximately equal to the dividend yield on the Common Stock at the time the Director Plan was approved). Proceeds of the deferred cash incentives must be applied to prepay the loans. The balance of the loans after taking into account any such prepayment, together with accrued and unpaid interest thereon, is payable in three equal installments (plus interest) on the sixth, seventh and eighth anniversaries of the purchase date. If a director's service is terminated during the performance cycle for any reason other than retirement, the loan will generally become due on the 120th day after termination of service. In the event of retirement, the loan must be repaid over a three-year period following retirement. The loan may also be prepaid at any time at the director's option.

Other Arrangements

     On November 1, 1994, the Company entered into an employment agreement with Don L. Skaggs who served as a director of the Company from October 1994 until April 9, 1997. The agreement is identical to the agreements entered into with seventeen of the Company's other executive officers, the material terms of which
are described on page      hereof.  Mr. Skaggs' employment agreement provides
for a target compensation objective that includes a base salary plus target bonuses at the target rate of 50%. Mr. Skaggs' initial target compensation objective under the agreement is $315,244. On March 21, 1995, Mr. Skaggs was granted an award under the Key Executive Stock Purchase Incentive Plan, the
material terms of which are described on page        hereof.  On March 31, 1995,
Mr. Skaggs exercised his award and purchased 60,000 shares of the Company's Common Stock at a purchase price of $25.5625 per share. Pursuant to the Executive Plan, Mr. Skaggs purchased the shares with a loan he received from the Company for $1,533,750, which accrues interest at the rate of 7.75%, compounded annually. As of February 1, 1997, the outstanding balance of such loan was $1,686,495. Under the Executive Plan, Mr. Skaggs is also entitled to receive a deferred cash incentive award under the same terms and conditions as the other executive officers. The maximum amount of the deferred award that can be earned by Mr. Skaggs is equal to the amount of the loan plus accrued and unpaid interest. Any deferred award must be applied toward repayment of the loan. As of February 1, 1997, Mr. Skaggs was vested in a service award equal to 7.5% of the outstanding loan balance, the dollar amount of which is $126,487.

     Effective August 1, 1995, the Company entered into a consulting agreement with Mr. L. S. Skaggs, a former director and the former Chairman of the Board of the Company, pursuant to which Mr. Skaggs agreed to provide consulting and advisory services to the Board of Directors and/or the Company's Chief Executive Officer upon their request, provided that Mr. Skaggs will not be required to devote more than 50% of his business time to such services. The term of the agreement is until the earliest of (i) July 31, 2000, (ii) Mr. Skaggs' death, or any physical or mental incapacity resulting in his inability to perform the services contemplated by the consulting agreement for a continuous period of one year, or (iii) the effective date of any written notice of termination from Mr. Skaggs. Pursuant to the consulting agreement, Mr. Skaggs receives $750,000 per year for his services and is entitled to be reimbursed for all reasonable costs and expenses in connection with the maintenance and operation of an office, an executive secretary, a driver and other costs and expenses reasonably and necessarily incurred by Mr. Skaggs in connection with the performance of his duties thereunder. For the fiscal year ended February 1, 1997, the aggregate amount of expenses reimbursed by the Company to Mr. Skaggs pursuant to the consulting agreement was $128,617. Mr. Skaggs is also entitled to such other perquisites made available to senior executive officers of the Company in accordance with the Company's policies and practices prevailing during the 1994 fiscal year and as such policies and practices may be modified in the future to provide additional or increased benefits. Mr. Skaggs has agreed not to disclose the Company's proprietary and confidential information and, during the term of the agreement and for a period of one year following its expiration or termination, without the consent of the Company's Board of Directors, not to serve as an employee, officer, or director of, or consultant to any other business or entity engaged in the retail grocery or drug store business.


EXECUTIVE COMPENSATION

     The following table shows compensation paid by the Company to the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers at February 1, 1997 for services performed by such individuals for all capacities in which they served during the last three fiscal years:

                                                     SUMMARY COMPENSATION TABLE


                                                                                LONG TERM
                                                                             COMPENSATION(1)
                                  <- - ANNUAL COMPENSATION (1) - - ->     AWARDS      PAYOUTS
                                                               OTHER
NAME AND                                                      ANNUAL                             ALL OTHER
PRINCIPAL POSITION                                           COMPEN-     OPTIONS/         LTIP     COMPEN-
AT END OF 1996                     SALARY        BONUS        SATION        SARS       PAYOUTS      SATION
FISCAL YEAR               YEAR       ($)         ($)(2)       ($)(3)        (#)         ($)(4)      ($)(5)

Victor L. Lund
Chairman of the Board     1996     750,000      422,195            0      60,000       138,722     135,047
& Chief Executive         1995     750,000      307,175       87,176      30,000       384,791     190,011
Officer                   1994     750,000      339,764            0           0       406,490     159,869

Teresa Beck
Chief Financial Officer   1996     295,833      125,006            0      20,000        48,141      60,372
                          1995     266,667      109,218            0      20,000       114,936      32,887
                          1994     218,333       98,909            0           0       108,534      38,474

Robert P. Hermanns (6)
Chief Operating Officer   1996     482,917      203,938            0      20,000        83,271     106,970
Procurement and           1995     468,750      191,984      111,172      20,000       192,507     201,719
Logistics                 1994     510,016      184,039            0           0       164,406      57,870

David L. Maher
President & Chief         1996     512,500      216,439            0      30,000        89,655     121,400
Operating Officer         1995     491,666      201,370            0      25,000       236,464      75,602
                          1994     450,000      203,859            0           0       232,709      84,433

Marty A. Shcoltens
Chief Operating Officer   1996     366,667      155,017            0      20,000        57,210      68,782
Retail                    1995     306,442      121,334            0      20,000       141,950      36,414
                          1994     254,808       79,500            0           0       149,610      87,190



(1) Compensation deferred at the election of the executive, pursuant to the American Stores Retirement Estates 401(k) plan (`ASRE'') and the Supplemental
Executive Retirement Plan (`SERP''), is included in the year earned.

(2)  The bonus amount is payable pursuant to the Company's Key Management Annual
Incentive Plan described in the Compensation Committee Report on Executive and
CEO Compensation on page            of this proxy statement.  Cash bonuses for
services rendered in fiscal years 1996, 1995 and 1994 have been listed in the year earned, and were generally paid in April of the following fiscal year.

(3) Unless otherwise provided, perquisites and other personal benefits paid to each named executive officer in the current year in each instance aggregated less than $50,000 and, accordingly, are omitted from the table as permitted by the rules of the SEC. Additionally, there is no other annual compensation requiring disclosure.

(4)  The LTIP payout amounts reported represent amounts payable pursuant to the
Company's Key Management Long-Term Performance Incentive Plan ("LTIP Plan")
described in the Compensation Committee Report on Executive and CEO Compensation
on page of this Proxy Statement.  The payout amounts pursuant to the LTIP Plan for services rendered in the three-year periods ended in fiscal years 1996, 1995 and 1994 have been listed in the year earned, and were generally paid in April of the following fiscal year.  Amounts do not include any accrued deferred cash incentive awards under the Key Executive Stock Purchase Incentive Plan described in the Compensation Committee Report on Executive and CEO Compensation on page of this proxy statement.
---

(5)  The compensation reported represents (a) Company contributions under ASRE,
(b) Company contributions under SERP, and (c) the dollar value of Company paid insurance premiums for term life insurance for the executives. The amounts contributed by the Company during fiscal year 1996 to the executives' ASRE and SERP accounts, and the insurance premiums paid were as follows: Mr. Lund -
$16,456, $114,001, $4,590; Ms. Beck - $16,456, $42,105, $1,811; Mr. Hermanns -
$16,456, $87,558, $2,956;  Mr. Maher - $16,456, $101,869, $3,075; and Mr.
Scholtens - $16,456, $50,082, $2,244.

(6)  On March 31, 1997 Mr. Hermanns' employment with the Company was terminated on a no-fault basis, and he received the amounts to which he was entitled under
his employment agreement, which is described on page     of this proxy
                                                     ---
statement.

                                 OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                   <- - - - - - - - - -  INDIVIDUAL GRANTS (1)  - - - - - - - - - >

                                % OF TOTAL
                               OPTIONS/SAR
                               GRANTED TO    EXERCISE                 GRANT DATE
                     OPTIONS/   EMPLOYEES          OR                    PRESENT
                         SARS   IN FISCAL  BASE PRICE    EXPIRATION        VALUE
NAME              GRANTED (#)        YEAR      ($/SH)       DATE          ($)(2)

Victor L. Lund         60,000       4.42%     35.8125  July 25, 2004     700,200

Teresa Beck            20,000       1.47%     35.8125  July 25, 2004     233,400

Robert P. Hermanns(3)  20,000       1.47%     35.8125  July 25, 2004     233,400

David L. Maher         30,000       2.21%     35.8125  July 25, 2004     350,100

Martin A. Scholtens    20,000       1.47%     35.8125  July 25, 2004     233,400


(1) The options generally become exercisable in one-third increments on July 25, 1997, July 25, 1998, and July 25, 1999, respectively. If a Change of Control (as defined in the stock options plan(s) under which the options were granted) were to occur before those dates, however, the options would become immediately exercisable.

(2) Present value determinations were made using a Black-Scholes option pricing model based on the following assumptions: an expected stock-price volatility factor of 21.8, a risk-free rate of return of 6.13%, a dividend yield of 1.80%, and the actual option term of eight years. The actual value, if any, the executive may realize depends on a number of factors, including the future performance of the Common Stock, overall market conditions, and the timing of option exercises, if any. Therefore, there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The Company used the Black-Scholes model rather than the 5% and 10% assumed rates of appreciation used in its 1996 proxy statement in order to be consistent with the valuation method utilized in the Company's financial statements for its fiscal year ended February 1, 1997.

(3) Mr. Hermanns' options were forfeited in accordance with their terms when he ceased to be employed by the Company.

     The following table shows information concerning the exercise of stock options by each of the named executive officers and the fiscal year-end value of unexercised options.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUE

                                        NUMBER OF UNEXERCISED        VALUE OF
                                           OPTIONS/SARS AT          UNEXERCISED
                                               FISCAL              IN-THE-MONEY
                                           YEAR END (#)            OPTIONS/SARS
                                                                AT FISCAL YEAR END
                                                                      ($)(2)
                   SHARES
                  ACQUIRED       VALUE
                      ON       RELIZED   EXERCIS-   UNEXER-    EXERCIS-   UNEXERCIS-
NAME             EXERCISE(#)     ($)       ABLE  CISABLE(1)     ABLE(1)       ABLE

Victor L. Lund            0        0          0     $90,000          0      $900,000
Teresa Beck               0        0          0     $40,000          0      $476,250
Robert P. Hermanns (3)    0        0          0     $40,000          0      $476,250
David L. Maher            0        0          0     $55,000          0      $626,250
Martin A. Scholtens       0        0          0     $40,000          0      $476,250



(1) If a Change of Control (as defined in the stock options plan(s) under which the options were granted) were to occur before these options otherwise become exercisable, the options would become immediately exercisable.

(2) Represents the difference between the closing price of the Company's Common Stock at 1996 fiscal year end ($42.00 per share) and the exercise price of the options.

(3) Mr. Hermanns' options were forfeited in accordance with their terms when he ceased to be employed by the Company.

     The following table provides information concerning cash-incentive awards made during fiscal year 1996 under the Company's 1996-1997-1998 Key Management Long-Term Performance Incentive Plan (the `96-97-98 LTIP''). Each award represents the right to receive an amount in cash for the three-year period ending January 30, 1999 based on earnings per share for the three-year period compared to the three-year earnings per share target established by the Compensation Committee as follows: 80% of target or less - no award; 90% of target - 10% of average annual base salary; 100% of target - 20% of average annual base salary; 110% of target - 40% of average annual base salary; and 120%
or more of target - 70% of average annual base salary.   Payments under the 96-
97-98 LTIP will be made in April 1999 and will be reported in the Summary Compensation Table of the Company's 1999 Proxy Statement. In the event of a change of control during the three year cycle, a prorated distribution under the 96-97-98 LTIP would be made, using actual performance for completed fiscal years.

If the American Stores Company 1997 Stock Option and Stock Award Plan is approved by the shareholders, the Performance Incentive Plan will be implemented and participants in the Company's outstanding LTIP plans may elect to convert the cash payments projected to be paid under such plans to shares of restricted stock that could not be sold until the years in which the LTIP payments would have been made. In the event of voluntary termination or termination for cause before the restrictions lapse, the restricted stock would be forfeited. If a participant elects to receive the restricted stock in lieu of cash, the number of shares of restricted stock awarded would be calculated by (i) taking the projected payout of the 1996-1997-1998 LTIP using actual results for fiscal year 1996 and forecasted results for 1997 and 1998 as of February 24, 1997, (ii) increasing such amount by fifteen percent to compensate the participant for loss of benefits resulting from payment in the form of stock rather than cash, including the loss of individual and Company contributions to the Company's 401(k) plan, the inability to defer such amounts for tax purposes, and the inability of such amounts to grow on a tax-free basis, and (iii) dividing the result by the fair market value of the Company's Common Stock on July 1, 1997. The participants have until June 1, 1997 to make such election, and as of May 2, 1997 none of the named executive officers had made their election. If the named executive officers elect to receive the restricted stock award, the dollar amount of their respective restricted stock awards would be approximately as follows: Mr. Lund - $190,155; Ms. Beck - $85,951; Mr. Maher - $125,774; and Mr.
Scholtens - $92,588. The actual amount the participants will realize will be the value of the stock on the date the restrictions lapse.


             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                 NUMBER OF       PERFORMANCE   ESTIMATED FUTURE PAYOUTS UNDER NON-
                   SHARES,                OR        STOCK PRICE BASED PLANS
                     UNITS            PERIOD
                  OR OTHER             UNTIL
                    RIGHTS        MATURATION  THRESHOLD     TARGET     MAXIMUM
NAME                   (#)         OR PAYOUT    ($)(1)      ($)(2)      ($)(2)

Victor L. Lund           0  January 30, 1999        0      154,167     539,585

Teresa Beck              0  January 30, 1999        0       71,944     251,804

Robert P. Hermanns(4)    0  January 30, 1999        0            0           0

David L. Maher           0  January 30, 1999        0      105,278     368,474

Martin A. Scholtens      0  January 30, 1999        0       77,500     271,250

(1) No awards will be made if the Company's earnings per share for the three-year period are 80% or less of the targeted amount.

(2) The target award is 20% of the executive's average annual base salary over the three-year performance cycle and is awarded if the Company exactly achieves its earnings per share target for the three-year period. The target payout shown above assumes the executive's 1997 base salary remains unchanged through the remainder of the three-year performance cycle.

(3) The maximum attainable award is 70% of the executive's average annual base salary over the three-year performance cycle and is awarded if the Company's earnings per share for the three-year period equals 120% or more of the target. The maximum payout shown above assumes the executive's 1997 base salary remains unchanged through the remainder of the three-year performance cycle.

(4) Mr. Hermanns received a prorated bonus under the 1996-1997-1998 LTIP in the amount of $39,044 on the date his employment terminated.

PENSION PLANS

     The tables set forth below show the estimated annual special retirement benefits payable to the named executive officers pursuant to their employment agreements with the Company. The executives are entitled to receive an annual payment from the Company for a period of twenty years beginning at age 57 or upon termination of employment with the Company, whichever occurs later, provided that payments will terminate if the Executive enters into competition with the Company. The retirement benefit is calculated as a percentage of the executive's average target compensation objective ("TCO") for the two years prior to the termination of employment based on the years of service completed under the employment agreement. The executives are not entitled to any benefit until they have completed three years of service under the employment agreements and are entitled to the maximum benefit after they have completed ten years of service. Executives who are terminated without cause will be deemed to have served for the full ten-year period and will be entitled to the maximum benefit.
 The employment agreements with the named executive officers were entered into on November 1, 1994 and the minimum benefits will vest in November 1997. The employment agreements are described in more detail under the caption "Employment Agreements" immediately following this section.

     The following table illustrates the estimated annual benefits payable to Messrs. Lund and Maher, which range from 12% to 40% of their two-year average TCO. As of February 1, 1997, the average TCOs of Messrs. Lund and Maher for the period from November 1, 1994 through the 1996 year-end were $1,162,431 and $746,713, respectively. As of February 1, 1997, each of such persons had been credited with two full years of service under his respective employment agreement and was not entitled to any of the retirement benefit.



REMUNERATION
  (AVERAGE                                             YEARS OF SERVICE
  TWO-YEAR                              (YEARS OF SERVICE UNDER EMPLOYMENT AGREEMENTS)
    TCO)
                     3            4           5            6           7            8           9           10
    $650,000      $78,000    $104,000    $130,000    $156,000     $182,000    $208,000    $234,000     $260,000
    $700,000       84,000     112,000     140,000     168,000      196,000     224,000     252,000      280,000
    $750,000       90,000     120,000     150,000     180,000      210,000     240,000     270,000      300,000
    $800,000       96,000     128,000     160,000     192,000      224,000     256,000     288,000      320,000
    $900,000      108,000     144,000     180,000     216,000      252,000     288,000     324,000      360,000
  $1,000,000      120,000     160,000     200,000     240,000      280,000     320,000     360,000      400,000
  $1,100,000      132,000     176,000     220,000     264,000      308,000     352,000     396,000      440,000
  $1,200,000      144,000     192,000     240,000     288,000      336,000     384,000     432,000      480,000
  $1,300,000      156,000     208,000     260,000     312,000      364,000     416,000     468,000      520,000
  $1,400,000      168,000     224,000     280,000     336,000      392,000     448,000     504,000      560,000

     The following table illustrates the estimated annual benefits payable to Ms. Beck and Mr. Scholtens, which range from 9% to 30% of their two-year average TCO. As of February 1, 1997, the two-year average TCOs of Ms. Beck and Mr. Scholtens for the period from November 1, 1994 through the 1996 year-end were $413,584 and $488,675, respectively. As of February 1, 1997, each of such persons had been credited with two years of service under his or her employment agreement and was not entitled to any of the retirement benefit.



REMUNERATION
  (AVERAGE                                                YEARS OF SERVICE
  TWO-YEAR                                 (YEARS OF SERVICE UNDER EMPLOYMENT AGREEMENTS)
    TCO)
                        3           4           5           6            7            8           9           10
    $350,000         31,500      42,000      52,500       63,000       73,500      84,000       94,500     105,000
    $400,000         36,000      48,000      60,000       72,000       84,000      96,000      108,000     120,000
    $450,000         40,500      54,000      67,500       81,000       94,500     108,000      121,500     135,000
    $500,000         45,000      60,000      75,000       90,000      105,000     120,000      135,000     150,000
    $550,000         49,500      66,000      82,500       99,000      115,500     132,000      148,500     165,000

     In connection with the termination of Mr. Hermanns' employment, he became entitled to special retirement benefits in the form of twenty annual payments of $282,663 each commencing at the time he attains age 57, provided he has not competed with the Company prior to that time. The retirement payments will terminate immediately if Mr. Hermanns' enters into competion with the Company at any time.

EMPLOYMENT AGREEMENTS

Standard Employment Agreements

     During 1994, the Company entered into Employment Agreements (the "Agreements") with Ms. Beck and Messrs. Hermanns, Lund, Maher and Scholtens, and 12 other officers of the Company in order to encourage such executives to remain with the Company on an extended basis, have undivided loyalty to the Company and refrain from competing with the Company. One additional agreement was entered into in early 1995. All of the Agreements were amended during 1996. A description of the Agreements, as amended, is as follows: All of the Agreements except for Mr. Lund's expire in November 2000 and are automatically renewed for one-year periods if notice of non-renewal is not provided at least two years prior to their expiration. Mr. Lund's Agreement expires in November 2001 and is automatically renewed for two-year periods if notice of non-renewal is not provided at least three years prior to its expiration. The Agreements may be terminated only for cause during the term of the Agreement or any extensions thereof. If an executive is terminated without cause, he or she is entitled to a lump sum payment in an amount equal to the value of unpaid salary and target bonuses that would have been paid under the remaining term of the contract. The Agreements provide for a target compensation objective ("TCO") that includes a base salary plus target bonuses at the target rate of 50% through participation in the Company's Key Management Annual Incentive Plan (30%) and the Company's Long-Term Incentive Performance Plan (20%). The initial TCO for the named executive officers is as follows: Ms. Beck - $330,667; Mr. Hermanns - $642,814; Mr. Lund - $1,117,944; Mr. Maher - $666,833; and Mr. Scholtens - $397,111. The
Company can increase or decrease an executive's TCO, but no such decrease may be by more than 20% except in the case of a general reduction affecting at least 90% of the officers of the Company. The executives are entitled to participate in any other bonus programs, subject to the right of the Company to alter the terms and conditions of any such bonus programs, including the elimination thereof. The Agreements provide the executives with a special long-range retirement plan (the "Retirement Plan"), pursuant to which the executives are entitled to receive an annual payment from the Company for a period of 20 years beginning at age 57 or upon termination of employment, whichever occurs later. The retirement benefit is calculated as a percentage of the executive's average TCO for the two years prior to the termination of employment under the Agreement based on years of service completed under the Agreement. In order to receive the minimum retirement benefit of 9% of average TCO, the executives must have completed three years of service from the date of the Agreements. The maximum retirement benefit requires ten years of service; for 15 of the executives the maximum benefit is 30% of the two-year average TCO, and for Messrs. Lund and Maher the maximum benefit is 40% of the two-year average TCO. In the event an executive is terminated for cause or voluntarily terminates employment, he or she is entitled to a retirement benefit equal to the amounts vested at that time. If an executive is terminated without cause, or if the executive terminates employment because the Company has materially breached the Agreement, the executive is entitled to the maximum retirement benefit regardless of the number of service years he or she has accrued. In the event of the executive's death, the Agreement provides for a lump sum payment to the executive's estate that is equal to the present value of the remaining retirement benefit to which the executive would otherwise be entitled. The executives are required to (i) keep confidential any non-public information they become familiar with as a result of their employment, (ii) refrain from performing part-time or full-time services in any capacity for any competitor of the Company, (iii) refrain from attempting to induce employees of the Company or its subsidiaries to resign; and
(iv) refrain from interfering with or impeding the Company's relationships with customers, suppliers or vendors, lending institutions, lessors and land owners, and governmental agencies, and the executives forfeit all rights, including vested rights, to these retirement benefits if they breach this provision of the Agreements. The Agreements also entitle the executives to participate in all of the Company's benefit plans, including retirement and profit sharing, long-term disability, accidental death and dismemberment, and health and insurance plans. The Company can change the executives' duties and job titles at will, and can relocate the executives as needed, including a transfer to one of the Company's subsidiaries; provided that the executives shall remain officers of the Company or its subsidiaries and shall perform duties of an executive nature equal in status, dignity and responsibility to their duties at the time the Agreements were entered into. As described above, on March 31, 1997 Mr. Hermanns' employment with the Company was terminated on a no-fault basis, and on April 1, 1997 he was paid the amounts to which he was entitled under his employment agreement. Additionally on such date he became entitled to receive the maximum retirement benefit provided under his agreement commencing in 2000, provided he is not competing with the Company at that time. Should Mr. Hermanns begin competing with the Company at any time either before or after 2000, all of his rights to receive future retirement benefits will cease.

Change of Control Employment Agreements

     During 1996, the Compensation Committee authorized Change of Control Employment Agreements for Messrs. Lund, Hermanns, Maher and Scholtens and Ms. Beck and 42 other senior officers of the Company and its subsidiaries. Mr. Hermanns' agreement terminated when he ceased to be employed by the Company.
The Change of Control Agreements only become effective upon a change of control or in the event of a termination of employment in anticipation of a change of control, and upon the occurrence of such an event supersede certain provisions
of the employment agreements described above.   The Agreements for Mr. Lund and
the named executive officers provide for a three-year term after the change of control, during which time the status quo is preserved for the executive in terms of duties, responsibilities and employee benefits. The Agreements for the other officers provide for either a three-year or two-year term after the change of control. A change of control and an involuntary termination or constructive termination is required to trigger a severance benefit. Additionally, in the case of the named executive officers and six of the other officers, a severance benefit is also payable after a voluntary termination of employment following the change of control, whether or not for good reason, provided that such voluntary termination occurs during a 30-day window period beginning one year after the change of control. The severance benefit payable to the named executive officers and 16 of the other officers is three times the executive's total annual compensation The severance benefit payable to the remaining 26 officers is twice their total annual compensation. The severance benefit is subject to certain excise taxes to the executive if the change of control benefit exceeds three times the executive's `base amount'' as defined by the Internal Revenue Service. The Company's Change of Control agreements provide a `gross-up'' provision to ensure that the executive is in the same after-tax position as if there were no excise tax. However, any executive whose total severance payment from all sources exceeds the safe harbor by no more than 10% would be cut back to the safe harbor amount.


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE AND CEO COMPENSATION

     The Compensation and Stock Option Committee of the Board of Directors (the `Committee) is composed of five independent, non-employee directors of the Company, each of whom is ineligible to participate in any of the compensation plans they administer. The Board of Directors has delegated to the Committee, among other duties, responsibility for establishing policies and making decisions relating to executive compensation. The Committee regularly reports to the Board on its activities, and decisions made by the Committee are reported to the Board.
     The Committee's report summarizes the Company's compensation policies for its executive officers during the last fiscal year and explains how the compensation plans are closely linked to the achievement of the Company's financial goals and to increases in the Company's stock price.


COMPENSATION PHILOSOPHY

     A primary objective of the Company is to increase shareholder value. A key element in achieving this objective is the Company's ability to attract and retain a core group of executive officers whose individual and combined efforts will provide the greatest likelihood of success. To this end, the Company and the Committee have applied the following principles in developing a compensation program applicable to all of the Company's and its subsidiaries' executive management, including the CEO:

     Align the financial interests of the Company's executive officers closely with those of the Company's shareholders by linking a significant percentage of the officers' total target compensation to the attainment of Company profitability and corporate goals.

     Provide for each position competitive total target compensation in the median range based on industry, peer group and national surveys.

     Annually review performance measures necessary to establish varying bonus levels to ensure consistency with the Company's overall strategic goals.

     Create additional incentives to promote the long-term growth and financial success of the Company by encouraging and making it possible for executives to increase their ownership of the Company's Common Stock through the use of stock option and stock purchase plans.

     The Committee determines and approves the compensation paid to the CEO and the executives named in the summary compensation table as well as the
compensation paid to all other Company officers.   In reviewing the individual
performance of the executives whose compensation is detailed in this proxy statement as well as the Company's other executive officers (other than Mr.
Lund), the Committee takes into account the views of Mr. Lund, other members of management and outside consultants to the extent deemed appropriate by the Committee.

     Section 162(m) of the Internal Revenue Code, effective for the 1994 tax year and thereafter, limits the deductibility of compensation paid by public corporations to the executives named in the Summary Compensation Table for any single year. The Committee's policy with respect to tax deductibility of compensation under Section 162(m) is to qualify such compensation for deductibility where practicable. The Committee also considers the deductibility of compensation in formulating compensation arrangements, although this factor is not determinative. In order to maximize the deductibility of compensation paid in 1997 and thereafter, the Company is presenting to its shareholders for their approval at the Annual Meeting (i) the Key Management Annual Incentive Plan, and (ii) the 1997 Stock Option and Stock Award Plan. These plans have been designed to comply with the requirements of Section 162(m) and, as such, all incentive payments earned under the plans are expected to be tax deductible by the Company when paid. The compensation to be paid under the Company's Key Executive Stock Purchase Incentive Plan will be exempt from the deductibility limits of Section 162(m) pursuant to an exemption for binding agreements entered into prior to February 17, 1993.

     With respect to the 1996 year, compensation in the form of stock options granted under the Company's stock option plans was exempt under the transition rules although the salary and bonuses paid under the Company's annual bonus and long term incentive plans were subject to the deductibility limits except to the extent that payment of such compensation was deferred. None of the compensation paid to any of the named executive officers in 1996 was non-deductible except $2,474 of the compensation paid to Victor Lund.

RELATIONSHIP OF PAY TO PERFORMANCE UNDER COMPENSATION PLANS

     The Company uses industry, peer group and national surveys that are updated annually to establish target compensation grade levels for its CEO and executive officers that are based on median compensation paid to individuals holding similar positions at other companies in the retail food and drug industries and companies of similar size. This comparison group includes but is not limited to
some of the companies comprising the Peer Group Index described on page    .
                                                                        ---
     The Committee uses the same criteria in establishing Mr. Lund's target compensation objective as it does in determining compensation for the Company's other executive officers. The cash compensation objective for executive officers consists of a base salary and an overall bonus target of 50% of the base salary (30% from the annual bonus plan and 20% from the long-term incentive plan). Thus, base salaries represent approximately 67% of the targeted cash compensation objective, and the combination of the annual and long-term incentive payments, which are based on sales and/or earnings of the Company and/or its subsidiaries, represent approximately 33% of the executive's targeted cash compensation objective. Mr. Lund's bonus target is 60% of his base salary (40% from the annual bonus plan and 20% from the long-term incentive plan). Therefore, his base salary represents 62.5% of his targeted cash compensation objective and his combined annual and long-term incentive payments represent approximately 37.5% of his targeted cash compensation objective. Payments made under the Company's annual bonus and long-term incentive plans may be more or less than the target amount depending on the Company's performance. In years when the Company exceeds its targets, the compensation actually paid to executives will rise to the high end of the compensation surveys, although if the industry performs well as a whole, it is anticipated that executive compensation paid by the Company's peers may also increase above the amounts reflected in the historical surveys.

     Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, considered in the context of the total compensation paid to individuals in similar positions at other companies in the retail food and drug industries and companies of similar size. Executives' base salaries are reviewed by the Committee on an annual basis and adjustments are determined by evaluating the performance of the executive officer and, to the extent applicable, his or her operating unit (the Company or a subsidiary). Adjustments are made based on a number of factors, none of which is controlling, and objective criteria are not the sole factor in adjusting base salaries. Changes in base salary may also result from promotions and changes in the responsibilities of executives.
During the 1996 fiscal year, Mr. Lund's base salary did not increase from $750,000, which it had been since 1993; however, his target annual bonus was increased from 30% to 40% of his average base salary. On April 7, 1997, the Committee increased Mr. Lund's base salary to $825,000, which it believes is in the median range of compensation paid to CEOs of peer companies and companies of similar size. The Committee believes that this increase is commensurate with Mr. Lund's experience and qualifications and is appropriate for the responsibilities of his position. In making such determination, the Committee considered several factors on a subjective basis, with no single factor controlling, including the nature and scope of Mr. Lund's responsibilities, the size of the Company relative to its peers, the Company's results of operations, earnings per share, and strategic plans for the future.

     During 1994, the Company entered into employment agreements with Mr. Lund and 16 other executive officers of the Company. One additional employment agreement was entered into in early 1995. The agreements were structured to provide an incentive to the Company's executives to remain with the Company for an extended period, have undivided loyalty to the Company and refrain from competing with the Company during the time of their employment as well as after their employment has ceased. In order to accomplish this objective, and in addition to the other terms of the agreements, the agreements provide for the payment of a special retirement benefit calculated as a percentage of the executive's average target compensation objective during the last two years of his or her employment with the Company. The benefit ranges from 9% to 30% of such average TCO (up to 40% in the case of Messrs. Lund and Maher) based on years of service with the Company and is payable for a period of twenty years commencing at the time the executive's employment with the Company terminates or at age 57, whichever is later. The benefit is forfeited if the executive engages in competition with the Company either during or after the term of the agreement. The Committee believes that by providing the Company's key executives with a higher degree of job security and the prospect of an income stream that continues beyond the time they cease performing duties for the Company, the agreements will provide a substantial incentive for the executives to remain with the Company for the duration of their careers and will provide the executives with peace of mind with respect to their future financial security and allow them to focus their talents and attention on the growth and profitability of the Company. In addition, by providing for the forfeiture of the benefits if the executives should engage in competition with the Company, it is believed that the agreements provide an incentive for such executives to devote their talents exclusively to the Company and to continue to provide the benefit of their counsel and experience to the Company even after they retire. The employment agreements are discussed in more detail beginning on page of this Proxy Statement, and the form of the agreements is included as an exhibit to the Company's annual report on Form 10-K for the year ended January 28, 1995. The foregoing discussion is qualified by reference to the employment agreements.

     During 1996, the Compensation Committee authorized Change of Control Employment Agreements for Messrs. Lund, Hermanns, Maher and Scholtens and Ms. Beck and 42 other senior officers of the Company and its subsidiaries. Mr. Hermanns' agreement terminated when he ceased to be employed by the Company.
The Change of Control agreements were entered into to reduce the officers' personal anxiety resulting from speculation in the press concerning future control of the Company in light of its founders' announced intent to sell all or part of his Common Stock. The Change of Control Agreements only become effective upon a change of control or in the event of a termination of employment in anticipation of a change of control, and in such event supersede certain provisions of the employment agreements described above. The Change of
Control agreements are discussed in more detail beginning on page       of this
                                                                  -----
Proxy Statement, and the form of the Agreements is included as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended August 3, 1996.

     The executive compensation program also includes a stock option plan and a stock purchase incentive plan. The performance features of these plans, together with the Company's annual and long-term incentive bonus plans, are described below.

     ANNUAL BONUS PLAN

     The Key Management Annual Incentive Plan is the Company's annual bonus program (the "Annual Plan") for executive officers and key management. At the beginning of each year, the Committee establishes minimum, target and maximum performance goals for the Company on which a bonus will be paid. The Committee determines the percentage of base salary for the fiscal year that will be payable as a bonus (the "Target Bonus") to each participant in the Annual Plan if the Company exactly meets its target. This determination is based on the individual's job classification and responsibilities. The Target Bonus for the Company's chief executive officer is 40% of his average base salary, which corresponds to 25% of his total target compensation objective. The target bonus for the other four executives in the summary compensation table is 30% of their respective average base salary, which corresponds to 20% of each executive's total target compensation objective. The amount of the Target Bonus that will actually be paid to the participants varies based on the extent to which the Company meets, exceeds or fails to achieve its target. The Plan contains a schedule setting forth in 1% increments the percentage of the target goal achieved by the Company and the amount of the Target Bonus that is payable at each increment. No bonus is paid if the Company achieves 80% or less of the target, and the maximum bonus is paid if the Company achieves 120% or more of its target. As described under `Proposal 4 - Proposal to Approve the American Stores Company 1997 Key Management Annual Incentive Plan,''the Annual Plan is being submitted to the Company's shareholders for their approval at the Annual Meeting

     The Annual Plan for fiscal 1996 established a target based on sales and earnings above the prior year. During the 1996 fiscal year, the Company achieved 100.7% of its sales target and 105.9% of its earnings target. As a result, the Target Bonus paid to Mr. Lund represents 56.3% of his base salary for the 1996 fiscal year. The Target Bonus paid to the other four executives named in the summary compensation table represents approximately 42.2% of each individual's base salary for the 1996 fiscal year

     LONG-TERM PERFORMANCE INCENTIVE PLAN

     The Key Management Long-Term Performance Incentive Plan (`LTIP'') is intended to focus attention prospectively on the Company's long-term results and reward achievement of the Company's long-term financial goals. Participation in LTIP, as determined by the Committee, is limited to key executives and officers who have a significant impact on the long-term results of the Company. LTIP performance cycles are three years in length, with a new three year cycle starting every fiscal year. At the beginning of each cycle, the Committee sets specific performance criteria and establishes a minimum and a maximum range of performance for the three-year period on which a bonus will be paid. If the Company exactly achieves the performance goals, the participants receive a bonus equal to 20% of their average annual base salary over the three-year performance cycle, which corresponds to approximately 13% of each executive's target cash compensation objective over the three-year performance cycle. If the Company's performance falls above or below the target, the percentage of average annual base salary to be paid as a bonus will be increased or decreased in accordance with a schedule included in the LTIP Plan. The minimum award is zero, and the maximum award is 70% of the executive's average annual base salary over the three-year performance cycle.

      The performance measurement for bonus amounts payable under the 1994-1995-1996 LTIP was based 100% on an earnings per share target for the three-year period, and the Company achieved 98.5% its earnings per share target level for this LTIP cycle. The LTIP bonus paid to Mr. Lund and the four executives in the summary compensation table represents approximately 18.5% of each individual's average annual base salary for fiscal years 1994, 1995, and 1996.

     If the 1997 Stock Option and Stock Award Plan is approved by the shareholders at the Annual Meeting, the Performance Incentive Plan will be implemented, and no further awards will be made under LTIP. In addition, participants in ongoing LTIP may elect to convert the cash payments projected to be paid under such plans to shares of restricted stock that cannot be sold until the year(s) in which the LTIP payments would have been made.

     STOCK OPTION PLANS

     The Committee believes that stock option plans can serve as an effective incentive to the Company's executive officers and key employees to further the long-term growth and performance of the Company, since the value of an option bears a direct relationship to increases in the Company's stock price. In addition, the Committee believes that the utilization of vesting periods provides incentives for key employees to remain with the Company. The Committee administers the Company's stock option plans and determines the individuals to whom stock options, stock appreciation rights (`SARs'') and restricted stock awards are granted. The Committee, however, does not grant stock options on a regular basis. During 1996, the Committee authorized a broad-based grant of stock options to officers of the Company, including Mr. Lund and the four other named executive officers. The options were granted at the market price in effect on the date of grant, have a term of seven years and become exercisable in one-third increments on July 25, 1997, July 25, 1998 and July 25, 1999, respectively. The named executive officers were granted options pertaining to an aggregate of 150,000 shares of the Company's common stock which represented 11.04% of the total number of options granted. The options were granted to provide additional incentive to focus on their responsibilities and continue their employment with the Company during a period of speculation about the Company and its future resulting from the Form 13D filing by L. S. Skaggs stating his intention to monitor his investment in the Company's Common Stock and consider a number of strategies for enhancing value, including, without limitation, the acquisition of additional securities; an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company; a change in the board of directors or management of the Company; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; a material change in the capitalization or dividend policy of the Company; or other strategies set forth in such report. In determining grants, the Committee took into account the individuals' responsibilities and experience but did not consider stock ownership. The Committee did not grant any SARs or restricted stock awards, nor did it reprice any outstanding options or SARs during 1996.

     As discussed under `Proposal 5 - Proposal to Approve the American Stores Company 1997 Stock Option and Stock Award Plan,''the Company is submitting a new stock option and stock award plan to the shareholders for their approval at the Annual Meeting.


     STOCK PURCHASE INCENTIVE PLAN

     During 1992, the Company's shareholders approved the Key Executive Stock Purchase Incentive Plan (the `Executive Plan''). The Executive Plan was developed in consultation with an outside compensation consultant after a review by the Committee and such consultant of the Company's existing compensation programs. The Executive Plan is intended to promote the long-term growth and financial success of the Company by strengthening the links between the Company's management and its shareholders. The Executive Plan affords certain key executive officers of the Company and its subsidiaries the opportunity to significantly increase their ownership of the Company's Common Stock. The Executive Plan also offers the potential for substantial financial incentives (in addition to potential appreciation in the value of the Common Stock) based on continued service and long-term stock price performance, but in a manner that places such executive officers at risk in the event of poor Company performance.
 By having participants in the Executive Plan share in both the upside and downside potential inherent in stock ownership by purchasing Common Stock using full-recourse, interest-bearing loans, the Committee believes the Executive Plan incorporates an important element of investment risk that generally is not found in other executive incentive plans.

     During June 1992, under the Executive Plan, Mr. Lund, four of the executives named in the summary compensation table and certain other executive officers selected by the Committee received the right to purchase a specified number of shares of the Company's Common Stock on June 16, 1992 at the average market price of the Common Stock on such date. Pursuant to the Executive Plan, the executive officers also received from the Company full-recourse, interest-bearing loans for the entire purchase price of the Common Stock. Each executive officer was required to pledge the Common Stock he or she purchased with the proceeds of the loan to secure such loan. The loans have an eight-year term and accrue interest at the rate of 7.04%, compounded annually. Interest is payable prior to maturity to the extent of dividends paid on the shares purchased under the Executive Plan, with the balance due at the maturity of the loan. Under the Executive Plan, Mr. Lund and the four executives named in the summary compensation table purchased the indicated amounts of Common Stock at a purchase price of $17.44 per share: Mr. Lund - 400,000 shares; Ms. Beck - 60,000 shares; Mr. Hermanns - 60,000 shares; Mr. Maher - 220,000 shares; and Mr. Scholtens - 60,000 shares. Additionally, on March 31, 1994, in connection with a change in title and increased responsibilities, Mr. Hermanns purchased an additional 20,000 shares at a purchase price of $25.53 per share with proceeds of a Company loan having a 5.36% interest rate, and a new performance cycle commenced with respect to such shares.

     Participants in the Executive Plan are also eligible to receive a deferred cash incentive award (the `deferred award'') which is generally payable at the end of a five-year performance cycle. In the case of the executives listed in the summary compensation table, the five-year performance cycle will end on June 16, 1997, except with respect to the 20,000 shares purchased by Mr. Hermanns in March 1994. One-half of the deferred award will be based on the executive officer's continued service with the Company during the performance cycle (the `service award''), while the other half will be based on the Company's Common Stock performance (including reinvested dividends) over the five-year performance cycle relative to shareholder returns for specified companies in the retail food and drug industry (the `performance award''). The maximum amount of the deferred award which can be earned by the executive officers is equal to the amount of the loan and accrued and unpaid interest. Any deferred award must be applied towards repayment of the loan. Certain deferred awards will be forfeited if, prior to the end of the five-year performance cycle, the executive officer sells shares purchased under the Executive Plan or the executive officer's service with the Company is terminated.

     Each executive officer will vest annually in a portion of the service award in an amount equal to a cumulative percentage of the outstanding loan balance at the time the service award is earned. The cumulative percentages for each year are as follows: first year 3/4 71/2%; second year 3/4 15%; third year 3/4 221/2%; fourth year 3/4 30%; and fifth year 3/4 50%. The service award may not exceed 50% of the loan balance. At the end of the Company's 1996 fiscal year, each of the executives listed in the summary compensation table who participated in the Executive Plan was vested in a portion of the service award equal to 30% of the outstanding loan balance with respect to the shares issued in 1992.

     The portion of the performance award earned as a percentage of the loan amount at the time the performance award is paid will vary depending upon the Company's total shareholder return versus shareholder returns of the members of the specified peer group on an unweighted basis, with no performance award earned if the Company's total shareholder return ranks below the 50th percentile of the peer group, and 100% of the performance award earned if the Company's total shareholder return is ranked in the 80th or higher percentile of the peer group. The performance award may not exceed 50% of the loan balance. For the period from June 16, 1992 through March 31, 1997, the Company's total shareholder return versus the members of the peer group ranked in the 55.6 percentile, and therefore 39% of the performance award would have been earned, which would represent 19.5% of the loan balance, assuming such performance was maintained through the full five-year performance cycle. The original members of the peer group include The Great Atlantic & Pacific Tea Company, Inc., Albertson's, Inc., The Kroger Co., Longs Drug Stores Corporation, Safeway Inc., Smith's Food & Drug Centers, Inc., The Vons Companies, Inc., Walgreen Co., and Winn-Dixie Stores, Inc. The Vons Companies, Inc. was a member of the peer group until April 8, 1997 when its stock ceased to be traded. If the Company's Common Stock price declines significantly from the market value on the day of the award, the loan balance may exceed the combined value of the stock and plan payments to participants after taxes, in which event the participants would be required to pay the remaining loan balance with personal funds. On April 1, 1997, in connection with the termination of Mr. Hermanns' employment, his accrued combined deferred cash award was applied to his outstanding loan balances, and he paid the remaining balance of his loans in full with personal funds. Mr. Hermanns' combined loan balance was $1,853,013, of which $727,528 was paid with the combined deferred cash award and $1,125,485 with personal funds.

     OTHER COMPENSATION PLANS

     In 1996, the Board authorized an amendment to the Company's Employee Stock Purchase Plan (`ESPP'') that permitted officers of the Company to participate in that plan. ESPP was approved by the shareholders at the 1995 Annual Meeting and provides the Company's employees with an opportunity to purchase shares of the Company's Common Stock through payroll deductions. The Committee believes that stock ownership by the Company's officers and employees provides increased incentive for such individuals to improve their performance. The executive compensation program also includes other benefit plans that are generally available to employees of the Company, including a profit sharing/401(k) pension plan, a medical plan and a life insurance plan. The Company has not maintained a defined benefit pension plan for its employees since the end of 1984. Certain executive officers, including the executives listed in the summary compensation table, are eligible to participate in a supplemental executive retirement plan, which is a non-qualified plan intended to provide benefits where limitations are imposed upon Company contributions to qualified plans on behalf of certain employees due to limits under the Federal tax laws. Except for the Company's profit sharing/401(k) pension plan and ESPP, none of the foregoing plans is tied to Company performance. The Committee believes these plans are comparable to plans of other companies in the food and drug industries and companies of similar size.


CONCLUSION

     Through the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and return to shareholders, as evidenced by the plans being submitted to the shareholders for their consideration at the 1997 Annual Meeting.

     Submitted by the Compensation and Stock Option Committee of the Board of Directors of the Company.

               Leon G. Harmon, Chairman
               Louis H. Callister                      James B. Fisher
               Arden B. Engebretsen                    Barbara S. Preiskel

AMERICAN STORES COMPANY STOCK PRICE PERFORMANCE

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S & P Composite-500 Stock Index and a group of nine publicly-traded retail food and/or drug companies, which include The Great Atlantic & Pacific Tea Company, Inc., Albertson's, Inc., The Kroger Co., Longs Drug Stores Corporation, Safeway Inc., Smith's Food & Drug Centers, Inc., The Vons Companies, Inc., Walgreen Co., and Winn-Dixie Stores, Inc. (the `Peer Group Index') for the five-year fiscal period ended February 1, 1997. The companies in the peer group are the same as those used in calculating the performance awards under the Company's Key Executive Stock Purchase Incentive Plan. Comparisons are based on the assumption that the value of the investment on January 31, 1992 in the Company's Common Stock, the securities comprising the S & P Composite-500 Stock Index, and the Peer Group Index was $100 and that all dividends were reinvested.



                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
            AMERICAN STORES COMPANY COMMON STOCK, S&P COMPOSITE-500
                              & PEER GROUP INDICES

                       1/31/92     1/29/93      1/28/94      1/27/95          2/3/96          2/1/97
Peer Group             $100.00        $118         $113         $135            $184            $234
S&P 500                $100.00        $111         $124         $125            $173            $219
American Stores        $100.00        $135         $134         $155            $168            $281

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following non-employee directors served on the Compensation and Stock Option Committee during fiscal 1996: Leon G. Harmon, Chairman, Louis H. Callister, Arden B. Engebretsen, James B. Fisher, L. Tom Perry and Barbara S. Preiskel. There were no Compensation Committee interlocks with respect to any member of that Committee during fiscal 1996.


OTHER INFORMATION PERTAINING TO DIRECTORS AND EXECUTIVE OFFICERS

     During 1992, Mr. Lund, the four other executives in the summary compensation table and certain other executive officers received full-recourse, interest bearing loans for the entire purchase price of Common Stock of the Company they purchased pursuant to the terms of the Executive Plan described on
page     .  Mr. Hermanns received an additional loan in 1994 to purchase 20,000
     ---
shares under the Executive Plan. The loans have eight-year terms and accrue interest at the Applicable Federal Rate for eight-year loans with interest compounded annually, as determined by Section 1274(d) of the Internal Revenue Code of 1986, as amended, in effect on the Purchase Date. Interest is payable prior to maturity to the extent of dividends paid on the shares purchased under the Executive Plan, with the balance due at the maturity of the loan. The proceeds of the deferred cash incentives awarded during the five-year performance cycle(s) under the Executive Plan must also be applied to prepay the loans. The balance of the loans after taking into account any such prepayment together with accrued and unpaid interest thereon, will be payable in three equal installments (plus interest) on the sixth, seventh and eighth anniversaries of the purchase date. If an executive officer's service is terminated during a performance cycle for any reason other than retirement or following a change of control, the loan will generally become due on the 120th day after termination of service. In the event of retirement or a change of control, the loan must be repaid over a three-year period. The loan may also be prepaid at any time at the executive officer's option. As of February 1, 1997, the outstanding balances of the loans (including accrued and unpaid interest) made to Mr. Lund and the other four executives in the summary compensation table were: Mr. Lund - $8,513,267; Ms. Beck - $1,276,990; Mr. Hermanns - $1,834,380;
 Mr. Maher - $4,682,267; and Mr. Scholtens - $1,276,990. As of February 1, 1997, the aggregate outstanding balances of the loans (including accrued and unpaid interest) made pursuant to the Executive Plan was $36,933,125. The largest aggregate amount outstanding during the fiscal year was $37,047,588. On April 1, 1997, in connection with the termination of Mr. Hermanns' employment, his accrued combined deferred cash award was applied to his outstanding loan balances, and he paid the remaining balance of his loans in full with personal funds. Mr. Hermanns' combined loan balance was $1,853,013, of which $727,528 was paid with the combined deferred cash award and $1,125,485 with personal funds.

     On April 8, 1997, the Company purchased 12,222,222 shares of the Company's Common Stock for $550 million from L. S. Skaggs, a former director and the former Chairman of the Board of the Company, certain of his family members, and certain family and charitable trusts (collectively, the `Selling
Stockholders'). The transaction was effected in accordance with the terms of the Stock Purchase Agreement (the `Stock Purchase Agreement'') dated February 20, 1997, and the purchase price of $45 per share was equal to the closing price of the Company's common stock on the New York Stock Exchange on the date of such agreement. On February 20, 1997, the Company also entered into a Registration Rights Agreement (the `Registration Rights Agreement'') with the Selling Stockholders pursuant to which, among other things, the Company registered for sale in a secondary offering 15.4 million additional shares of common stock held by the Selling Stockholders. The secondary offering was completed on April 8, 1997 after the sale of 15,407,910 shares by the Selling Stockholders and 2,311,186 shares by the Company pursuant to the overallotment option. The Company paid the costs and expenses of the Selling Stockholders incurred in connection with the Stock Purchase Agreement and the offering, including the underwriters' discount of approximately $23.1 million and approximately $3.4 million in other expenses. The agreements contain standstill provisions precluding the Selling Stockholders from purchasing or selling the Company's Common Stock or taking certain other actions for a period of ten years.

     During 1995 L. S. Skaggs retained Skaggs Telecommunications Service, Inc., a wholly-owned subsidiary of the Company (`STS''), to provide mill work, electrical services and supplies in connection with certain construction
projects.   STS completed its work for Mr. Skaggs during 1996.  During 1996, Mr.
Skaggs paid an aggregate of $1,120,205 for the services and supplies provided by
STS including the general contractor's mark-up.   The supplies were provided at
approximately the same gross margin charged by STS to its own and affiliated Company employees, and services were billed at the same rates at which such services are provided to other businesses and employees of the Company. This transaction was reviewed and approved by the Audit Committee of the Board of Directors.

     During 1996, Don L. Skaggs purchased electrical equipment and services in
the amount of $248,758 from STS.   The supplies were provided at approximately
the same gross margin charged by STS to its other employees, and services were billed at the same rates at which such services are provided to other businesses and employees of the Company. This transaction was reviewed and approved by the Audit Committee of the Board of Directors.

     During 1996, Robert P. Hermanns, former Chief Operating Officer Procurement and Logistics, purchased custom woodwork and millwork in the amount of $184,045 from a mill owned by American Stores Properties, Inc. (`ASPI''), one of the subsidiaries of the Company. The millwork was billed to Mr. Hermanns at the same rates at which such services are provided to other businesses and employees of the Company. This transaction was reviewed and approved by the Audit Committee of the Board of Directors.

     During 1996, Stephen L. Mannschreck, Chief Human Resources Officer of the Company, purchased custom woodwork and millwork from ASPI in the amount of $99,699. Mr. Mannschreck also purchased electrical equipment and services in the amount of $4,988 from STS. The millwork was billed to Mr. Mannschreck at the same rates at which such services are provided to other businesses and employees of the Company. The price Mr. Mannschreck paid to STS for supplies included approximately the same gross margin charged by STS to its own and affiliated Company employees, and services were billed at the same rates at which such services are provided to other businesses and employees of the Company. This transaction was reviewed and approved by the Audit Committee of the Board of Directors.


PROPOSAL 2 - PROPOSAL TO AMEND ARTICLE THIRD OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO PERMIT THE COMPANY TO ENGAGE IN ANY LAWFUL BUSINESS

     The Board of Directors proposes and recommends that the shareholders adopt an amendment to Article THIRD of the Company's Restated Certificate of Incorporation captioned `Purposes,'' to permit the Company to engage in any lawful business. On April 7, 1997, the Board of Directors unanimously approved resolutions declaring such amendment advisable. If approved by the shareholders, Article THIRD will read in its entirety as follows:

                                 ARTICLE THIRD

                                    PURPOSES

          The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     Article THIRD of the Company's Restated Certificate of Incorporation was adopted in 1979 and limits the purpose of the Company to acquiring and holding stock of other corporations for the purpose of controlling the management of affairs of such other corporations. The Board believes that this language is antiquated and unduly restrictive and that the purposes clause should be modernized and expanded to provide the Company with the maximum flexibility in conducting its business. The article as proposed to be amended will provide the Company with the authority to engage in any type of business activity authorized by law. The amendment is patterned after the language customarily used by Delaware corporations.

APPROVAL

     The affirmative vote of a majority of the outstanding Common Stock is required for approval of the proposed amendment to the Restated Certificate of Incorporation. The following resolution will be offered by the Board of Directors at the Annual Meeting:

          RESOLVED, that the amendment to Article THIRD of the Company's Restated Certificate of Incorporation as set forth in the Company's 1997 Proxy Statement be, and hereby is, authorized, approved and adopted.



THE BOARD OF DIRECTORS' RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT OF ARTICLE THIRD OF THE RESTATED CERTIFICATE OF INCORPORATION TO PERMIT THE COMPANY TO ENGAGE IN ANY LAWFUL BUSINESS.


PROPOSAL 3 - PROPOSAL TO AMEND ARTICLE FOURTH OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors proposes and recommends that the shareholders adopt an amendment to Section 4.01 of Article FOURTH of the Restated Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 325,000,000 to 700,000,000. The proposed amendment would not change the terms of the Common Stock.

     On April 7, 1997, the Board of Directors unanimously approved resolutions declaring such amendment advisable. If approved by the shareholders, Section
4.01 of Article FOURTH will read in its entirety as follows:

          4.01 The total number of shares of all classes of stock which the Corporation shall have authority to issue is 710,000,000 consisting of a) 700,000,000 shares of Common Stock, par value $1 per share (``Common Stock''), and b) 10,000,000 shares of Preferred Stock, par value $1 per share (``Preferred Stock'').

     As of April 8, 1997, there were 136,027,737 shares of Common Stock issued and outstanding exclusive of 13,861,499 shares of Common Stock held in the Company's treasury. Accordingly, as of April 8, 1997 there remained 202,833,762 shares of Common Stock available for issuance, of which 11,493,510 shares have been reserved for issuance in connection with the Company's stock option, stock award and employee stock purchase plans. If the shareholders approve the American Stores Company 1997 Stock Option and Stock Award Plan and the American Stores Company 1997 Stock Plan for Non-Employee Directors (Proposals 5 and 6) at the Annual Meeting, an additional 6,750,000 shares will be required to be reserved, leaving only 184,590,252 shares available for issuance.

     The Board of Directors believes that it is desirable and in the best interest of the Company and its shareholders that the number of authorized but unissued shares of Common Stock be increased so that there are sufficient unissued shares of Common Stock available for proper corporate purposes, including, without limitation, the raising of additional capital, stock dividends or splits, acquisitions, and issuance pursuant to stock option or other employee benefit or incentive compensation plans. If authorization of any increase in the Common Stock is postponed until a specific need arises, the delay and expense incident to obtaining the approval of shareholders at that time could impair the Company's ability to meet its objectives.

     If the proposed amendment to Article FOURTH is approved, the additional shares of Common Stock (as well as treasury shares and the existing authorized but unissued shares of Common Stock and Preferred Stock) would be available for issuance without further action by the shareholders, unless otherwise required by applicable law or by the rules of any stock exchange on which the Company's securities are listed. The New York Stock Exchange, on which the Common Stock of the Company is listed, currently requires shareholder approval as a prerequisite for listing Common Stock to be issued in any transaction or series of related transactions, other than a public offering for cash, if the Common Stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or if the issuance will result in a change of control.

     The additional shares of Common Stock would be identical to the Common Stock currently outstanding. No shareholder has any preemptive rights, and issuance of the additional (as well as treasury shares and the existing authorized but unissued) Common Stock could dilute the voting rights of present holders of Common Stock. It is possible, depending upon the type of transaction in which Common Stock is issued, that issuance of such Common Stock could have a dilutive effect on shareholders' equity and earnings per share attributable to present holders.

     The additional shares of Common Stock (as well as treasury shares and the existing authorized but unissued shares of Common Stock and Preferred Stock) could also be used to impede an unsolicited bid for control of the Company which the Board of Directors believed was not in the best interests of the Company and its shareholders. The availability of the additional Common Stock as a defensive response to a takeover attempt was not a motivating factor in the Board's approval of the proposed amendment to Article FOURTH, and the Board is not aware of any effort to obtain control of the Company.

APPROVAL

     The affirmative vote of the holders of a majority of the outstanding Common Stock is required for approval of the proposed amendment to the Restated Certificate of Incorporation. The following resolution will be offered by the Board of Directors at the Annual Meeting:

          RESOLVED, that the amendment to Article FOURTH of the Company's Restated Certificate of Incorporation as set forth in the Company's 1997 Proxy Statement be, and hereby is, authorized, approved and adopted.


THE BOARD OF DIRECTORS' RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT ARTICLE FOURTH OF THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.


PROPOSAL 4 - TO APPROVE THE AMERICAN STORES COMPANY KEY MANAGEMENT ANNUAL INCENTIVE PLAN

     On February 24, 1997, the Compensation and Stock Option Committee of the Board of Directors adopted the 1997 Key Management Annual Incentive Plan (the "Annual Incentive Plan" or the "Plan"), subject to approval by the Company's shareholders at the Annual Meeting. The Annual Incentive Plan is designed to align the financial interests of the Company's key employees with those of the Company's shareholders by linking a significant percentage of the employee's total target compensation to the achievement of financial and corporate goals by the Company. The Annual Incentive Plan also provides a competitive compensation program that permits the Company to attract and retain qualified executives.
The Annual Incentive Plan is substantially identical to the annual bonus plan that has been utilized by the Company for the past several years. The Board of Directors has decided to seek shareholder approval of the Annual Incentive Plan so that the compensation paid under such plan can qualify for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     The Code was amended in 1993 to provide that, effective January 1, 1994, with certain exceptions, a publicly held corporation such as the Company could not take a federal income tax deduction for compensation paid to a "covered employee" in a taxable year to the extent that the compensation deduction exceeds $1,000,000. A "covered employee" is the Chief Executive Officer on the last day of the taxable year and any other officer who is among the four highest compensated officers (other than the CEO) as reported in the Proxy Statement. Generally, these would be the same officers named each year in the Summary Compensation Table in the Proxy Statement.

     The $1,000,000 limit on deductibility does not apply to compensation that meets the requirements for "qualified performance-based compensation" under regulations adopted under the Code. These requirements include the following:
(i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals, (ii) the performance goals must be timely established by a compensation committee consisting solely of two or more outside directors, (iii) the material terms of the performance goals must be disclosed to and approved by the shareholders, and (iv) the compensation committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms were in fact satisfied.

SUMMARY OF THE 1997 KEY MANAGEMENT ANNUAL INCENTIVE PLAN

     The following discussion constitutes a general summary of certain key provisions of the Annual Incentive Plan and is subject to qualification by reference to the Annual Incentive Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

1.  ELIGIBLE EMPLOYEES AND MAXIMUM AWARD.    Exempt (salaried) employees of the
Company are eligible to participate in the Annual Incentive Plan. Currently, approximately 2,300 employees participate. The Plan provides that the maximum award payable to "covered employees" in any calendar year is $2,000,000, although the highest award that could be paid under the Plan for the 1997 fiscal year would be approximately $825,000.

2. ADMINISTRATION. The Compensation and Stock Option Committee of the Board of Directors (the "Committee") shall be responsible for the implementation and administration of the Plan. The Committee's functions shall include, but not be limited to: interpretation of the Plan and establishment of the rules and regulations governing Plan administration; selection of participants; approval of performance objectives upon which the percentage of payment of awards shall be based; determination of the degree of the attainment of the performance objectives; and determination of the size of individual awards and payments to participants. In reaching its decisions, the Committee shall consider recommendations made by the CEO and such other members of management as the CEO shall designate. Members of the Committee must be "outside directors" as defined in the regulations under the Code and may not participate in the Plan.

3. PERFORMANCE OBJECTIVES AND TARGETS. Not later than three months after the beginning of each year, the Committee establishes minimum, target and maximum performance objectives for each participant. Such performance objectives may consist of financial objectives, individual objectives, or a combination thereof, except that with respect to "covered employees," the performance objectives may consist of financial objectives only. Financial objectives are established by the Committee each year based upon one or more of the following performance measures: cash flow, comparable stores sales, earnings per share, operating income, revenues, return on assets, return on sales, return on equity, shareholder return (measured in terms of stock price appreciation) and/or total shareholder return (measured in terms of stock price appreciation and/or dividend growth), achievement of cost control, working capital, or stock price of the Corporation or such subsidiary, division or department of the Corporation for or within which the participant is primarily employed, in each case as reported or as adjusted for non-recurring events and the effects thereof. Such performance objectives also may be based upon attaining specified levels of Corporation performance under one or more of the measures described above relative to the performance of other corporations. The performance objectives may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures. Such performance objectives are intended to qualify under Section 162(m)(4)(c) of the Code and shall be set by the Committee within the time period prescribed by Rule 162(m) of the Code and related regulations. At the time the Committee establishes the performance objectives, it also establishes the amount of the bonus (the "target bonus"), expressed as a percentage of base salary, that will be paid to each participant if the Company achieves its financial goals and establishes a schedule setting forth in increments the percentage of the target goal achieved by the Company and the amount by which the target bonus will be increased if the Company exceeds its goals or decreased if it fails to achieve its goals. The Committee may alter or adjust financial objectives during the course of a year, or alter or adjust the financial results otherwise reported or achieved by the Company during such year, except with respect to the "covered employees," for whom the Committee shall have no discretion to increase, but may decrease, the amount of a bonus payable based upon the range of achievement of the financial objectives. The target bonus for the Company's Chief Executive Officer is 40%, and the target bonus for the other four executives named in the summary compensation table is 30%, of their respective average base salary. The maximum bonus payable to any participant in the Plan except Mr. Lund is 75% of his or her average base salary. The maximum bonus payable to Mr. Lund is 100% of his average base salary.

4.  OTHER AWARD CRITERIA.     Except with respect to "covered employees," the
Committee may also, as to a participant, make a portion of the bonus opportunity subject to qualitative or quantitative individual goals to be achieved. Individual objectives may be altered or amended during an award year to properly reflect changed business conditions and priorities, subject to approval by the Committee.

5. PAYMENT OF BONUSES. Payment of earned bonuses is generally made eight to ten weeks following the end of the fiscal year in which the bonuses are earned.
 No bonus is earned with respect to a financial objective at or below the minimum level of achievement established; the target bonus opportunity with respect to a financial objective is earned if the target is achieved; achievement between the minimum and the target levels results in a pro rata award with respect to that financial objective as set forth in the schedule. An amount larger than the target bonus for each financial objective can be earned for exceeding the target.

If a participant's employment is terminated because of death, disability, retirement or with the approval of the Committee in connection with a "no fault" termination, the participant shall receive a pro rata award payment based on the portion of the year the participant was employed by the Company in an eligible position while the award was outstanding and the degree to which the performance objectives were achieved. However, if a participant's employment is terminated during the first six months of any year, the payment will be a pro rata portion of the target bonus. No bonus will be payable to any participant who voluntarily resigns his/her employment or is terminated for cause prior to the payment date for such bonus.

In addition to awards granted to participants under the Plan, the Committee may from time to time make grants and awards to participants pursuant to other compensation plans of the Company.

6.  CHANGE OF CONTROL.   In the event of a Change of Control of the Company,
then immediately after such event becomes effective, the Company shall pay to each participant the pro rata amount of the participant's target bonus for the applicable year. Reasonable legal fees incurred by a participant in enforcing rights under such Change of Control provisions shall be paid for by the Company in addition to sums otherwise due under the Plan. A Change of Control generally is deemed to occur if: (i) any person becomes the owner of 20% of more of the Company's voting securities; (ii) individuals who, as of the date of the Plan, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board (provided that any person who subsequently becomes a director and is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board); (iii) the shareholders approve a merger or consolidation in which the Company's voting securities do not continue to represent at least 60% of the surviving entity; or (iv) the shareholders approve a liquidation, dissolution or sale of all or substantially all of the Company's assets.

7. AMENDMENT. The Plan may be amended by the Board of Directors upon a recommendation of the Committee, except that, without approval of the shareholders, the Board or Committee may not change (i) the performance measures with respect to awards of "covered employees," (ii) the individuals or class of individuals eligible to participate or (iii) the maximum amount payable to a "covered employee" under the Plan.

8. EFFECTIVENESS. If the Plan is approved by shareholders at this Annual Meeting, it will be effective in the form approved with respect to grants of awards to be earned during 1997 and thereafter until 2002. No awards shall be granted under the Plan subsequent to the 2002 Award Year unless the Plan is extended by the Board of Directors and approved by the shareholders.


APPROVAL AND RELATED MATTERS

The affirmative vote of a majority of the shares present and voting at the Annual Meeting is required to approve the Annual Incentive Plan. The following resolution will be offered by the Board of Directors at the Annual Meeting:

     RESOLVED, that the American Stores Company 1997 Key Management Annual Incentive Plan in the form of Exhibit A attached to this Proxy Statement be, and hereby is, authorized, approved and adopted.

THE BOARD OF DIRECTORS' RECOMMENDATION

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS RESOLUTION. UNLESS OTHERWISE SPECIFIED BY THE SHAREHOLDER, THE BOARD INTENDS THE ACCOMPANYING PROXY TO BE VOTED FOR THIS RESOLUTION.


PROPOSAL 5 - TO APPROVE THE AMERICAN STORES COMPANY 1997 STOCK OPTION AND STOCK AWARD PLAN

     On April 7, 1997, the Compensation and Stock Option Committee of the Board of Directors (the `Committee'') adopted the American Stores Company 1997 Stock Option and Stock Award Plan (the `1997 Stock Plan'') subject to approval by the Company's shareholders at the Annual Meeting. The general purpose of the 1997 Stock Plan is two-fold. First, the 1997 Stock Plan will give the Company a competitive advantage in attracting, retaining, and developing a management team capable of assuring the future success of the Company. Second, the 1997 Stock Plan will provide the Company and its subsidiaries with a stock-based incentive plan which will directly link participant's interests to the profitability of the Company's businesses and to increases in shareholder value. The 1997 Stock Plan replaces the Company's 1989 Stock Option and Stock Award Plan (the `1989 Plan'), which the shareholders approved at the 1989 annual meeting, but whose reserve of shares available for future award has been depleted during the past eight years. The Board recommends that the 1997 Stock Plan be adopted. The Board of Directors has decided to seek shareholder approval of the 1997 Stock Plan in part so that the compensation paid under such plan can qualify for tax deductibility under Section 162(m) of the Code as discussed above with respect to the Annual Incentive Plan.

SUMMARY OF THE 1997 STOCK OPTION AND STOCK AWARD PLAN

     The following discussion constitutes a general summary of certain key provisions of the 1997 Stock Plan and is subject to qualification by reference to the 1997 Stock Plan, a copy of which is attached to this Proxy Statement as Exhibit B.

1. ADMINISTRATION. The 1997 Stock Plan is to be administered by the Committee, which is authorized to interpret the 1997 Stock Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for its administration. The Committee currently consists of five members of the Board of Directors who are `non-employee directors''(as such term is defined under Rule 16b-3 of the Exchange Act, and `outside directors'' (as such term is defined under Section 162 (m) of the Code).

2.  NUMBER OF SHARES SUBJECT TO 1997 STOCK PLAN.       The number of shares of
Company Common Stock for which options, stock appreciation rights, restricted stock awards and performance units may be granted under the 1997 Stock Plan is limited to an aggregate of 6,500,000 shares, representing approximately 4.8% of the outstanding shares of the Company's Common Stock on April 8, 1997, without giving effect to the shares proposed to be reserved for issuance under the 1997 Stock Plan for Non-Employee Directors. The options, stock appreciation rights, restricted stock awards and performance units are subject to anti-dilution adjustments in the event of certain changes affecting the Company's capitalization.
3.  ELIGIBLE EMPLOYEES AND MAXIMUM AWARD.    Officers and employees of the
Company, its subsidiaries and affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company, its subsidiaries and affiliates are eligible to be granted awards under the 1997 Stock Plan. No individual may be granted awards covering in excess of 2,000,000 shares of Common Stock over the life of the 1997 Stock Plan.

4. FORM OF AWARDS. The 1997 Stock Plan provides for the grant of incentive and non-qualified stock options, stock appreciation rights, restricted stock awards,
and performance units.   Prior to the grant of any award, the Committee may
establish performance goals that are based on the attainment of specified corporate objectives.

     Stock Options. The terms of stock option awards will be determined by the Committee. Each award is evidenced by a written agreement between the Company and the individual to whom the award is made. The option agreement will specify the option price, the expiration date of the option, the number of shares to which the option pertains, and any conditions to the exercise of the option and such other terms and conditions as the Committee shall determine. The award agreement will also specify whether the option is intended to be an incentive stock option eligible for preferential tax treatment under Section 422 of the Code or a non-qualified stock option.

     The option price per share of Common Stock purchasable under a stock option shall be determined by the Committee. Payment by option holders upon the exercise of an option may be made in cash or, with the consent of the Committee, by delivering previously owned shares of the Company's Common Stock.

     Stock option awards will be exercisable over a period determined by the
Committee (but not more than ten years from the date of grant).   Options may
not be transferred during the lifetime of the holder other than pursuant to the laws of descent and distribution, a qualified domestic relations order or to members of immediate family and trusts under certain limited circumstances if expressly permitted under the applicable option agreement by the Committee.
All unexercised options will expire upon the termination of the holder's employment with the Company, its subsidiaries and affiliates; provided that in the event the holder's employment is terminated by reason of retirement at or after age 57, death or disability, the holder's right to exercise then exercisable options will be extended, and, upon death or disability, the holder's right to exercise certain options may be accelerated.

     Stock Appreciation Rights. The Committee may grant stock appreciation rights in connection with stock options granted under the 1997 Stock Plan entitling the option holder upon exercise of such rights to receive an amount in cash, shares of Common Stock or both, in value equal to the excess of the fair market value of one share of Common Stock over the option price per share specified in the related stock option multiplied by the number of shares in respect of which the stock appreciation right shall have been exercised. The exercise of a stock appreciation right with respect to an option will result in the expiration of the related option to the extent of the number of shares as to which the stock appreciation right is exercised.

     Restricted Stock Awards. The Committee may grant, without payment therefor to the Company, shares of Company Common Stock which are subject to restrictions on transfer and forfeiture under certain circumstances (such shares, while subject to such restrictions are referred to as `restricted shares''). The Committee will establish a period during which the restrictions apply and may in its discretion at any time and from time to time accelerate the time at which any of the restrictions will lapse.

     Performance Units. The 1997 Stock Plan also provides for the award of Performance Units. At the time of award, the Committee will determine the number of Performance Units to be awarded, the duration of the award cycle and any other terms and conditions of the award. The Committee may condition the settlement of the award on the continued service of the individual, the
attainment of performance goals, or both.   At the end of the award cycle, the
Committee shall evaluate the Company's performance in light of the performance goals for such award to the extent applicable, and shall determine the number of earned Performance Units to be granted to the individual. The Committee may then elect to deliver to the individual (1) a number of shares of Common Stock equal to the number of earned Performance Units, or (2) cash equal to the fair
market value of such number of shares of Common Stock.   If an individual's
employment is terminated for any reason during the award cycle or before any applicable performance goals are satisfied, the right to shares still covered by the award will be forfeited. However, in the event of retirement or a termination other than for cause, the Committee has the discretion to waive any or all of the remaining payment limitations with respect to any or all of such individual's Performance Units.

5. CHANGE OF CONTROL PROVISIONS. For a description of the Plan's Change of Control provisions, please refer to the description of the Change of Control
provisions for the Annual Incentive Plan contained on page       of this Proxy
                                                           -----
Statement.

The 1997 Stock Plan also provides, with respect to options that are unaccompanied by stock appreciation rights, that during the 60-day period following a Change of Control an option holder may, in lieu of exercising his option for stock, elect to receive an amount in cash equal to the excess of the fair market value of the Company's shares over the exercise price of the option. The fair market value of the Company's shares for this purpose is defined (i) with respect to nonqualified stock options, as the higher of (x) the highest price of the shares during the 60-day period preceding the change of control or
(y) the highest price paid in a change of control transaction and (ii) with respect to incentive stock options, as the mean of the high and low prices of the common stock on the New York Stock Exchange on the date of exercise.

6.  AMENDMENTS TO AND TERM OF THE 1997 STOCK PLAN.     The 1997 Stock Plan will
terminate on June 17, 2007. The Board of Directors may terminate the plan at an earlier date or may amend the plan as it deems advisable; provided, that no such amendment shall be made without shareholder approval to the extent such approval is required by law or agreement. The Committee may authorize amendments to outstanding options that are not inconsistent with the terms of the 1997 Stock Plan, but no such amendment may impair the rights of any holder without the holder's consent.


FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the current federal income tax rules relevant to awards issued under the 1997 Stock Plan. These rules are subject to change in the future.

Incentive Stock Options

     No taxable income is realized by an option holder upon the grant or exercise of an incentive stock option. If shares of Company common stock are issued to an option holder pursuant to the exercise of an incentive stock option granted under the 1997 Plan, and if no disqualifying disposition of such shares is made by such option holder within two years after the date of grant or within one year after the transfer of such shares to such option holder, then (a) upon sale of such shares, any amount realized in excess of the option price will be taxed to such option holder as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction will be allowed to the Company for federal income tax purposes. Upon exercise of an incentive stock option, the option holder may be subject to alternative minimum tax on certain items of tax preference.

     If shares of Company common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two years-from-grant/one-year-from-transfer holding period, generally (a) the option holder will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Any further gain or loss realized will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

Nonqualified Stock Options

     With respect to nonqualified stock options under the 1997 Plan, (a) no income is realized by the option holder at the time the option is granted, (b) generally, at exercise, ordinary income is realized by the option holder in an amount equal to the difference between the option price (the amount paid for the shares) and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount, and (c) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on whether the shares have been held more than twelve months.

Stock Appreciation Rights

     No income will be realized by a holder in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the holder will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and fair market value of any stock received on the exercise. The Company will be entitled to a deduction for Federal income tax purposes at the same time equal to the amount included in such holders' income by reason of the exercise.

Restricted Stock

     A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of stock at the time the stock is no longer subject to forfeiture. However, a recipient who so elects under
Section 83(b) of the Internal Revenue Code within 30 days of the date of the grant will have ordinary taxable income on the date of the grant equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires. The tax basis of the shares will be equal to the fair market value of the shares at the time the stock is no longer subject to forfeiture. However, if the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. If the above special section 83(b) tax election has been made, cash dividends paid to the award holder will be taxable dividend income to the award holder when paid, but the Company will not be entitled to any corresponding deduction; and if such election has not been made, the award holder will have taxable compensation income and the Company a corresponding deduction when the dividends are paid.

Performance Units

     A recipient of a performance unit recognizes no taxable income at the time of grant. Whether a performance unit award is paid in cash or shares of Company Stock, the award holder will have ordinary income and the Company will have a corresponding deduction when the award is paid. The measure of such income and deduction will be the fair market value of the shares at the time of payment.

Tax Offset Bonus

     A recipient of a tax offset bonus recognizes taxable income and the Company will have a corresponding deduction when the bonus is paid.

Deduction Limit for Executive Compensation

     Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions.

     The Company believes that the stock options and stock appreciation rights to be granted under the Plan will qualify for the performance-based compensation exception to the deduction limit because the compensation is based solely on an increase in value of the stock after the date of the award. Grants of performance units and tax bonus offsets should also qualify for this exception when the compensation is determined solely by increases in the value of the stock or is contingent on attaining a qualifying performance goal. Restricted stock awards and other performance unit and tax bonus offset awards will only qualify as performance-based compensation if the granting or vesting is contingent on attaining a performance goal and otherwise satisfies the standards for performance-based compensation. However, due to the complexity of the requirements of Section 162(m), there can be no assurance that any awards under the 1997 Plan will qualify for the performance based compensation exception to the deduction limit.


Corporate `Insiders'' Subject to Section 16(b) of the Securities Exchange Act of 1934 (`34 Act'')

     Certain large shareholders, directors and officers (collectively `insiders'') of the Company are subject to Subject 16(b) of the 34 Act.
Section 16 provides that any profits which Company insiders earn by reason of the purchase and sale (or sale and purchase) of the Company stock within a period of less than six months must be paid over to the Company. Generally, any grant or award under the 1997 Stock Plan to an insider should be exempt from
Section 16(b) as not constituting a `purchase'' as long as: 1) the grant or award is approved in advance by the Company's Board of Directors or by the Compensation Committee; or 2) the grant or award is approved or ratified by the Company shareholders; or 3) the Company stock is held by the insider for at least six months before its disposition. Insiders generally are subject to the same rule as non-insiders as to when they recognize taxable compensation income from the exercise of a stock option, stock appreciation right or performance unit settled in stock. However, the time when an insider recognizes taxable compensation income may be delayed if other purchases of stock by the insider would create a `purchase and sale'' combination subject to Section 16(b) if the stock acquired in an exercise of an option, or stock received for a stock appreciation right or performance unit were to be sold within six months of another stock purchase.

Golden Parachute Tax

     If an award or grant is accelerated as a result of a change of control, all or a portion of the value of the award or grant at that time may be a parachute payment for purposes of the Internal Revenue Code's excess parachute provisions.
 Those provisions generally provide that if parachute payments exceed three times an award holder's average compensation for the five tax years preceding the change of control, the Company loses its deduction and the recipient is subject to a 20 percent excise tax for the amount of the parachute payments in excess of such average compensation.

AWARDS UNDER THE 1997 STOCK PLAN

Key Executive Equity Program

     In February 1997, in anticipation of the expiration of the 1992 Key Executive Stock Purchase Incentive Plan on June 16, 1997, the Compensation Committee approved a new stock-based management incentive program. The new program will continue to link executive incentive compensation to shareholder return. The program involves the grant of market-priced stock options that would ordinarily begin to vest on the fifth anniversary of the grant date but which will vest on an accelerated basis over a period of four years (i) with respect to one-half the grant, if the executive acquires and continuously holds shares of the Company's common stock equal to one-sixth the amount of the grant, and (ii) with respect to the other half of the grant if the Company achieves performance goals that are established annually by the Compensation Committee.
A total of approximately 1.8 million options were granted to 16 senior officers under the new program on February 24, 1997, and a total of approximately 1.3 million options were granted to an additional 30 senior officers on March 27, 1997, in each case with an exercise price of $45 per share. The Committee intends to grant approximately 1.2 million additional options to the same 46 officers and to grant approximately 2.2 million options to approximately 113 other officers of the Company if the 1997 Stock Plan is approved by the Company's shareholders at the 1997 Annual Shareholders' Meeting. The following option amounts were granted to four of the five named executive officers and all executive officers as a group on February 24, 1997 and March 27, 1997: Mr. Lund
- 386,000; Ms. Beck - 186,000; Mr. Maher - 180,000; Mr. Scholtens - 186,000; and
all executive officers as a group (13 persons) - 1,420,000. Mr. Hermanns is no longer employed by the Company and did not receive a grant. If the shareholders approve the 1997 Stock Plan, the Committee currently contemplates granting the following additional stock options on June 17, 1997 to four of the five named executive officers and all executive officers as a group: Mr. Lund - 154,000 options; Ms. Beck - 74,000 options; Mr. Scholtens - 74,000 options; and all executive officers as a group (13 persons) - 599,700 options. The Committee does not intend to grant additional options in June to Mr. Maher.

Performance Incentive Program

     In February 1997, the Compensation Committee approved a new long term incentive program, known as the Performance Incentive Plan ("PIP"), that is designed to focus attention prospectively on the long-term performance of the Company's common stock by rewarding the achievement of annual performance objectives with shares of restricted stock under the 1997 Stock Plan that must be held for a period of two years. Under PIP, the Compensation Committee will establish certain performance objectives within three months after the beginning of each fiscal year. The performance objectives will consist of one or more of the performance objectives described above with respect to the 1997 Stock Plan.
 At the time the performance objectives are established, the Compensation Committee will also establish the amount of the bonus (the "target bonus"), expressed as a percentage of base salary, that will be paid if the Company achieves its objectives and establish a schedule setting forth the respective amounts by which the target bonus will be increased or decreased if the Company exceeds or fails to meet the target performance objective. No award will be earned with respect to a performance objective at or below the minimum, the target bonus will be earned if the targeted financial objective is achieved, and an amount larger than the target bonus will be earned if the Company exceeds the target performance objective. The bonus will be paid in the form of a restricted shares of the Company's common stock that cannot be sold or transferred (except in certain limited circumstances) for a period of two years.
 The number of shares to be issued will be determined by calculating the dollar value of the performance award, multiplying it by 1.25 (to provide an offset for the loss of benefits resulting from the payment of the award in the form of stock rather than cash including the fact that the bonus will not be eligible for individual or Company contributions under the Company's 401(k) plan), and dividing the result by the average market price for the Company's common stock over a period of five trading days following dissemination to the public of the Company's annual earnings. The restricted awards granted under PIP are intended to qualify for tax deductibility under Section 162(m) of the Code.


APPROVAL AND RELATED MATTERS

     The affirmative vote of a majority of the shares present and voting at the Annual Meeting is required to approve the American Stores Company 1997 Stock Option and Stock Award Plan. The following resolution will be offered by the Board of Directors at the Annual Meeting:

     RESOLVED, that the American Stores Company 1997 Stock Option and Stock Award Plan in the form of Exhibit B attached to this Proxy Statement be, and hereby is, authorized, approved and adopted.

THE BOARD OF DIRECTORS' RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ADOPTION OF THE AMERICAN STORES COMPANY 1997 STOCK INCENTIVE PLAN. UNLESS OTHERWISE SPECIFIED BY THE SHAREHOLDER, THE BOARD INTENDS THE ACCOMPANYING PROXY TO BE VOTED FOR THIS RESOLUTION.


PROPOSAL 6 - TO APPROVE THE AMERICAN STORES COMPANY 1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

On February 24, 1997, the Board of Directors adopted the American Stores Company Stock Plan for Non-Employee Directors (the "Director Stock Plan" or the "Plan"), subject to approval by the Company's shareholders at the Annual Meeting. If the Director Stock Plan is approved by the shareholders, the cash portion of the annual retainer for non-employee directors will be reduced from $80,000 to $40,000 and the Retirement Plan for Non-Employee Directors will be terminated. The Director Stock Plan provides for: (i) the grant on an annual basis of 1,000 shares of the Company's Common Stock (the "Retainer Stock"), which Retainer Stock shall be subject to forfeiture if a non-employee director terminates service as a director prior to the next shareholders' meeting at which directors are elected; (ii) the grant on an annual basis to non-employee directors meeting the minimum stock ownership requirement of stock options to acquire 600 shares of the Company's Common Stock at the market price for such stock on the date of grant, which options shall vest in two equal annual installments of 300 shares each commencing one year from the date of grant; and (iii) the issuance on a one-time basis to the non-employee directors on the date of the Annual Meeting except for Pamela G. Bailey of a number of shares of Common Stock determined to compensate such directors for their respective interests in the Retirement Plan
for Non-employee Directors described on page     of this Proxy Statement (the
                                             ---
"Retirement Stock"). The shares shall be issued in the form of a credit to a bookkeeping account maintained for each non-employee director, to be delivered in the form of stock certificates on the appropriate delivery date as discussed below. The purpose of the Director Plan is to enable the Company to attract and retain qualified persons to serve as directors, to enhance the equity interest of directors in the Company, to solidify the common interests of the directors and shareholders in enhancing the value of the Company's Common Stock, and to encourage the highest level of director performance by providing such directors with a proprietary interest in the Company's performance and progress.

SUMMARY OF DIRECTOR STOCK PLAN

  The following summary of the Director Stock Plan is qualified by reference to the complete terms of such Plan, a copy of which is attached to this Proxy Statement as Exhibit C.

1.  ELIGIBLE PARTICIPANTS.    Each individual who is a director of the Company
on the date of the Annual Meeting, and each individual who becomes a director during the term of the Director Stock Plan, shall be a participant ("Participant") in the Plan, in each case during such period as such individual remains a director and is not an employee of the Company. It is anticipated that there will be 10 non-employee directors on the date the Plan becomes effective.

2. ADMINISTRATION. The Director Stock Plan shall be administered by a committee (the "Committee") consisting of the Company's Chief Executive Officer, President, and Chief Financial Officer. The Committee shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as it may deem necessary or desirable, provided, however, that neither the Committee nor the Board shall be authorized to exercise any discretion with respect to the selection of persons to receive grants under the Plan or concerning the amount or timing of grants under the Plan.

3. SHARES AVAILABLE. The maximum number of shares of Common Stock which may be issued or credited to deferred stock accounts or be subject to stock options granted pursuant to the Director Stock Plan is 250,000, subject to adjustment upon extraordinary changes in the capitalization of the Company due to merger, stock split, stock dividend or other similar event. Such shares may consist in whole or in part of authorized and unissued shares or treasury shares.

4.  ACCOUNTS; CREDIT OF SHARES.    The Company shall maintain a bookkeeping
account ("deferred stock account") for each Participant. On the effective date of the Plan, such deferred stock account shall be credited with the number of shares of Retirement Stock determined for such Participant as described below. In addition, on the effective date of the Plan and on July 1 of each year thereafter, such account shall be credited with 1,000 shares of Retainer Stock.
 All rights to the Retainer Stock will be forfeited if any Participant terminates service as a director prior to the next shareholders' meeting at which directors are elected. Any Participant who becomes a director after July 1 of any year, shall receive a pro rata payment in shares of Retainer Stock credited to such Participant's deferred stock account for the remaining portion of the Plan year.

Each Participant's account shall also be credited with a number of shares equal to the total deferred stock account multiplied by the Dividend Equivalent for each dividend paid with respect to Common Stock during the year. "Dividend Equivalent" for a given dividend means a number of shares of Common Stock having a fair market value, as defined in the Plan, equal to the amount of cash and other property that is distributed with respect to one share of Common Stock pursuant to such dividend.

5. DELIVERY OF SHARES. All shares of Retirement Stock and Retainer Stock in a Participant's deferred stock account shall be delivered or begin to be delivered on the first to occur of the following events: (i) the death of the Participant,
(ii) a Change in Control, (iii) in the case of the Retirement Stock and Dividend Equivalents paid with respect thereto, the later of the date the Participant attains age 65 or the date the Participant ceases to serve as a Director; and
(iv) in the case of the Retainer Stock and the Dividend Equivalents paid with respect thereto, the first anniversary of the date of grant. A Participant may make an installment delivery election to have the shares and Dividend Equivalent Amounts held in his or her account delivered in a lump sum or in periodic installments occurring after the delivery dates described above. Upon delivery, a Participant shall be entitled to all rights of a shareholder with respect to such issued shares, including the right to vote the shares; provided that such shares shall be subject to a restriction against transfer for at least six months after the date the Participant ceases to be a director.

6. STOCK OPTIONS. On the effective date of the Director Stock Plan and on July 1 of each year thereafter, the Company shall grant each Participant who satisfies the Minimum Stock Ownership Requirement a stock option entitling him or her to purchase up to 600 shares of the Company's Common Stock at an exercise price equal to the fair market value for the Common Stock on the date of grant.
 The options shall have a term of ten years and shall become exercisable in two equal annual installments of 300 shares each, commencing one year from the date of grant. The Minimum Stock Ownership Requirement shall be 3,000 shares of Common Stock for current non-employee directors. Newly appointed non-employee directors shall have 36 months from the date of their appointment to satisfy the Minimum Stock Ownership Requirement. The options shall be subject to the same terms and conditions set forth with respect to options in the 1997 Stock Plan.

7.  CHANGE OF CONTROL.   In the event of a Change in Control of the Company, all
vesting and other restrictions applicable to the Retainer Stock, the Retirement Stock and the Dividend Equivalents applicable thereto shall terminate, and all shares of Common Stock held in the deferred stock accounts immediately prior to such Change of Control shall be delivered to the Participants effective as of the time of such Change of Control so that such shares of Common Stock will be treated in the same manner as other shares of Common Stock that were issued and outstanding prior to the date of such Change in Control.

8. EFFECTIVENESS. If the Director Stock Plan is approved by shareholders at the Annual Meeting, it will become effective in the form approved on July 1, 1997 and will remain in effect until terminated by the Board of Directors or until no shares of Common Stock remain available under the Plan.

9. AMENDMENT. The Board of Directors may terminate the Director Stock Plan at any time and, except as otherwise described herein, may amend the Plan from time to time in any respect as the Board deems to be in the best interest of the Company; provided, however, that no such amendment shall be effective without the approval of the shareholders of the Company if shareholder approval is then required pursuant to the securities laws or any other requirement applicable to the Company.

AWARDS UNDER THE DIRECTOR STOCK PLAN

The table below shows the number of shares of Retirement Stock and Retainer Stock that will be awarded to non-employee directors under the Director Plan if it is approved by the shareholders at the Annual Meeting. The number of shares of Retirement Stock to be credited to each non-employee director was determined based on a number of factors including age, years of board service, projected retirement age and life expectancy.


                      Number of Shares  Number of Shares       Number of
Name of Director      Retirement Stock    Retainer Stock    Stock Optons

Pamela G. Bailey                   0             1,000              600
Henry I. Bryant                3,250             1,000              600
Louis H. Callister(1)          9,500                 0                0
Arden B. Engebretsen          11,500             1,000              600
James B. Fisher               12,000             1,000              600
Fernando R. Gumucio            5,000             1,000              600
Leon G. Harmon                12,000             1,000              600
Donald B. Holbrook(1)          2,250                 0                0
John E. Masline               11,500             1,000              600
Barbara Scott Preiskel        12,000             1,000              600
J.L. Scott                     4,000             1,000              600
Arthur K. Smith                3,500             1,000              600
All current non-employee
  directors as a group        86,500            10,000            6,000

(1) Messrs. Callister and Holbrook's term of office will not continue beyond June 17, 1997.

APPROVAL AND RELATED MATTERS

The affirmative vote of a majority of the shares present and voting at the Annual Meeting is required to approve the Director Stock Plan. The following resolution will be offered by the Board of Directors at the Annual Meeting:

     RESOLVED, that the American Stores Company 1997 Stock Plan for Non-employee Directors pertaining to 250,000 shares of the Company's Common Stock in the form of Exhibit C attached to this Proxy Statement be, and hereby is, authorized, approved and adopted.



THE BOARD OF DIRECTORS' RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS RESOLUTION. UNLESS OTHERWISE SPECIFIED BY THE SHAREHOLDER, THE BOARD INTENDS THE ACCOMPANYING PROXY TO BE VOTED FOR THIS RESOLUTION.


PROPOSAL 7 - TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1997

     The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Ernst & Young, Independent Certified Public Accountants, to audit the records of the Company for the fiscal year ending January 31, 1998. This selection is subject to ratification by the shareholders. A representative of Ernst & Young will be present at the Annual Meeting of Shareholders. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions. Ernst & Young was the Company's independent certified public accountant for the fiscal year ended February 1, 1997.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.


SHAREHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

     The Company's by-laws limit the business to be conducted at a shareholders' meeting to (i) the items set forth in the Company's notice of meeting; (ii) matters raised by or at the direction of the Board of Directors; or (iii) matters raised by a shareholder at a meeting that were properly submitted in writing to the Company's secretary at least 60 days but no more than 90 days prior to the anniversary date of the previous year's annual meeting except where the date of the Annual Meeting is changed. The foregoing is a summary of the relevant by-law provisions and is qualified by reference to Section 2.04.1 of the Company's by-laws. Matters to be raised by a shareholder at the Company's 1998 Annual Meeting of Shareholders, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be submitted to the Company's Secretary by no later than April 18, 1998 but not prior to March 13, 1998. Such notices must include the information relating to such business and the shareholder as well as the information specified in the Company's by-laws.

     Any proper shareholder proposal made pursuant to Rule 14a-8 under the Exchange Act, to be included in the Company's Proxy Statement for the 1998 Annual Meeting of Shareholders, must be received by the Company no later than January 1, 1998 and should be sent to the Secretary, American Stores Company, P.O. Box 27447, Salt Lake City, Utah 84127-0447 or 709 East South Temple, Salt Lake City, Utah 84102.


METHOD OF PROXY SOLICITATION

     The Company has retained D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in the solicitation of proxies. For these services, the Company will pay fees estimated to be approximately $8,500 plus out-of-pocket expenses. The expense of soliciting proxies will be borne by the Company. Solicitation of proxies may also be made by directors, officers, and regularly engaged employees of the Company, without additional compensation therefor.


OTHER MATTERS

     The Annual Meeting is called for those purposes set forth in the Notice of Annual Meeting of Shareholders and for the transaction of such other business as may properly come before the meeting. Management presently knows of no other business which may be presented at the Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment.

     It is important that all proxies be returned promptly to American Stores Company, c/o First Chicago Trust Company of New York, P.O. Box 8187, Edison, New Jersey 08818 or American Stores Company, P.O. Box 27447, Salt Lake City, Utah 84127-0447. Proxies are revocable at any time prior to the exercise thereof by written notice to the Secretary. A proxy may also be revoked if the shareholder attends the meeting and elects to vote in person. Therefore, shareholders are urged to mark, sign, date and mail the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States. Whether or not you plan to attend the meeting, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD.